Exhibit 10.24

WFB Loan No: 31-0924435
Citi Loan No. 7621

LOAN AGREEMENT
Dated as of August 7, 2014
among
333 SOUTH HOPE CO. LLC and 333 SOUTH HOPE PLANT LLC
collectively, as Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender, and
CITIGROUP GLOBAL MARKETS REALTY CORP.,
as Lender

i

v

Section 17.12	Conflict; Construction of Documents; Reliance	125
Section 17.13	Entire Agreement	126
Section 17.14	Liability	126
Section 17.15	Duplicate Originals; Counterparts	126
Section 17.16	Contribution	126

SCHEDULES AND EXHIBITS

Exhibit A	Additional Definitions
Exhibit B-1	Description of Expansion Parcel (Plaza)
Exhibit B-2	Description of Expansion Parcel (Concourse)
Exhibit C	Form of Subordination, Non-Disturbance and Attornment Agreement

Schedule I	[Intentionally omitted]
Schedule II	Organizational Chart
Schedule III	Description of REA’s
Schedule IV	Existing TI/LC Obligations
Schedule V	Lease Representation Exceptions
Schedule VI	Rent Concessions
Schedule VII	Section 5.1(b) Exceptions

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of August 7, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at Wells Fargo Center, 1901 Harrison Street, 2nd Floor, MAC A02227 020 Oakland, California 94612 (together with its successors and/or assigns, “WFB”), CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having an address at 388 Greenwich Street, 19th Floor, New York, New York 10013 (together with its successors and/or assigns, “Citi”; WFB and Citi, individually and/or collectively, as the context may require, “Lender”), 333 SOUTH HOPE CO. LLC (“333 Hope”) and 333 SOUTH HOPE PLANT LLC (“333 Plant”), each a Delaware limited liability company, having an address at c/o Brookfield Properties Inc., Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281, (333 Hope and/or 333 Plant, individually and collectively, as the context may require, together with each of their successors and/or assigns, “Borrower”).
RECITALS:
Borrower desires to obtain the Loan (defined below) from Lender.
Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).
In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE 1.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1    Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“30/360 Basis” shall mean on the basis of a 360-day year consisting of 12 months of 30 days each.
“50% Test” shall have the meaning set forth in the definition of “Qualified Transferee”.
“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Accounts” shall have the meaning set forth in the Cash Management Agreement.
“Act” shall have the meaning set forth in Section 5.1(d) hereof.
“Actual/360 Basis” shall mean on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, (i) owns more than twenty percent (20%) of such Person or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person.
“Affiliated Manager” shall mean any managing agent of the Property in which Borrower, Guarantor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.
“Allocated Loan Amount” shall mean, with respect to the Expansion Parcel to be released, an amount equal to the product of (A) the Determination Fraction and (B) the outstanding principal balance of the Loan.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Security” shall have the meaning set forth in Section 4.21 hereof.
“Alteration Threshold” shall mean an amount equal to $20,000,000.00.
“Annual Budget” shall have the meaning set forth in Section 4.12(a)(v).
“Applicable Law” shall mean all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Applicable Contribution” shall have the meaning set forth in Section 17.16 hereof.
“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where the Property is located, who meets the requirements of FIRREA and who otherwise would be satisfactory to a prudent lender originating commercial loans for securitization similar to the Loan.

“Appraised Value of the Expansion Parcel” shall mean the value of the Expansion Parcel requested by Borrower to be released from the lien of the Security Instrument in accordance with Section 2.9 hereof based on a current Appraisal thereof; provided, however, such value shall specifically exclude the value of any air rights parcel comprising a portion of the Expansion Parcel.
“Approved Bank” shall mean (a) a bank or other financial institution which has the Required Rating, (b) if a Securitization has not occurred, a bank or other financial institution acceptable to Lender or (c) if a Securitization has occurred, a bank or other financial institution with respect to which Lender shall have received a Rating Agency Confirmation.
“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.
“Approved Servicer” shall have the meaning set forth in the definition of “Qualified Transferee”.

“Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Benefit Amount” shall have the meaning set forth in Section 17.16 hereof.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrower Party” shall mean any Person acting on behalf of or at the direction of Borrower, SPE Component Entity and/or Guarantor.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of California and New York are not open for business.
“Capital Group” shall mean The Capital Group Companies, Inc., a Delaware corporation.
“Cash Management Account” shall have the meaning set forth in the Cash Management Agreement.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Cash Trap Event Period” shall have the meaning set forth in the Cash Management Agreement.
“Casualty” shall have the meaning set forth in Section 7.2.
“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.
“CDO” shall have the meaning set forth in the definition of “Qualified Transferee”.

“CDO Asset Manager” means, with respect to any Securitization Vehicle (hereinafter defined) that is a CDO, the entity that is responsible for managing or administering the Permitted Mezzanine Financing as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the Permitted Mezzanine Financing).

“Closing Date” shall mean the date of the funding of the Loan.
“Co-Gen Facility” shall mean the Plant and the Plant System (as each such term is defined in the Energy Services Agreement.
“Co-Gen Facility Agreement” shall mean, individually and/or collectively, as the context may require, (i) the Energy License Agreement and (ii) the Energy Services Agreement.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of July 12, 2013, between Brookfield Office Properties, Inc., a Canadian corporation and Wells Fargo Real Estate Capital Markets, a division of Wells Fargo Bank, N.A.
“Constituent Members” shall have the meaning set forth in Section 5.2(b) hereof.
“Contribution” shall have the meaning set forth in Section 17.16 hereof.
“Construction” shall have the meaning set forth in Section 2.9 hereof.
“Construction Impact Agreements” shall mean any and all contracts and other agreements between Borrower, Release Transferee or any affiliate, agent or operator on behalf of Borrower and/or Release Transferee with respect to any Construction Impact Alterations.

“Construction Impact Alterations” shall mean (i) any alteration of the Remaining Property that is to be completed in connection with the Construction and (ii) any alteration of the Remaining Property performed after the completion of the Construction which affects the ownership, operation and/or use of the Remaining Property and the Expansion Property as interconnected properties.
“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.
“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.
“DBRS” shall mean DBRS, Inc.
“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents, including, without limitation, the payment of all sums advanced and costs and expenses incurred (including unpaid or unreimbursed servicing and special servicing fees) by Lender in connection with the enforcement and/or collection of the Debt or any part thereof.
“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Loan.
“Debt Service Coverage Ratio” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof. All capitalized terms in such definition are also set forth on Exhibit A.
“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) the sum of (a) the Interest Rate and (b) four percent (4%).
“Defeasance Approval Item” shall have the meaning set forth in Section 2.8 hereof.
“Defeasance Collateral Account” shall have the meaning set forth in Section 2.8 hereof.
“Defeasance Lockout Release Date” shall mean the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the IRS Code) of the REMIC Trust established in connection with the last Securitization involving any portion of or interest in the Loan.
“Defeased Note” shall have the meaning set forth in Section 2.8(c)(iv) hereof.

“Defined Benefit Plan” shall mean a plan, document, agreement, or arrangement currently or previously maintained or sponsored by the Borrower or by any ERSA Affiliate or to which either the Borrower or ERISA Affiliate currently makes, or previously made, contributions and which (i) provides or is expected to provide retirement benefits to employees or other workers and (ii) the Borrower could reasonably be expected to have any liability (including liability attributable from an ERISA Affiliate). A Defined Benefit Plan shall include any plan that if it were terminated at any time, would result in Borrower or ERISA Affiliate being deemed to be a “contributing sponsor” (as defined in Section 4001(a)(13) of ERISA) of the terminated plan pursuant to ERISA Section 4069. A Defined Benefit Plan does not include a Multiemployer Plan.
“Determination Fraction” shall mean a fraction, the numerator of which is the Appraised Value of the Expansion Parcel, and the denominator of which is the value of all the Property (including the Expansion Parcel) based on a current Appraisal thereof.
“Disclosure Document” shall have the meaning set forth in Section 11.2 hereof.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less and (ii) the senior unsecured debt obligations of which are rated at least “A” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for more than thirty (30) days or (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time.
“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $1,000,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of $400,000,000 and (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm, asset manager or similar fiduciary, regularly engaged in managing or advising investments in) commercial real estate loans (including mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interest in the owners of such commercial properties) or operating commercial properties.

“Eligible Transferee” means, with respect to any Person, that such Person has total assets in excess of $650,000,000 and shareholder’s equity in excess of $300,000,000.
“Embargoed Person” shall have the meaning set forth in Section 3.28 hereof.
“Energy License Agreement” shall mean that certain License Agreement, effective as of January 1, 2014, by and between 333 Plant, as licensee, and 333 Hope, as licensor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Energy Services Agreement” shall mean that certain Energy Services Agreement, effective as of January 1, 2014, by and between 333 Plant, as supplier, and 333 Hope, as customer, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.
“Environmental Report” shall mean that certain Phase I Environmental Site Assessment Report, dated as of July 7, 2014, prepared by Partner Engineering and Science, Inc.
“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or may hereafter be amended, restated, replaced or otherwise modified.
“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Sections 414(b), (c), (m) or (o) of the IRS Code.
“Event of Default” shall have the meaning set forth in Section 10.1 hereof.
“Exchange Act” shall have the meaning set forth in Section 11.2 hereof.
“Exchange Act Filing” shall mean any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization.
“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.
“Executive Order” shall have the meaning set forth in the definition of Prohibited Person.

“Existing TI/LC Obligations” shall have the meaning set forth in Section 8.7 hereof.
“Existing TI/LC Reserve Funds” shall have the meaning set forth in Section 8.7 hereof.
“Expansion Parcel” shall mean (i) any air rights with respect to that certain parcel more particularly set forth on Exhibit B-1 attached hereto and (ii) such portions of the concourse level immediately below the air-rights parcel set forth in clause (i) above and as more particularly set forth on Exhibit B-2 attached hereto (but specifically excluding (x) any portion of such concourse area which includes any space demised to a Tenant if such Tenant’s entire leased premises is not included in the Expansion Parcel (provided, however, this clause (x) shall not apply to any Tenant located within the Expansion Parcel which also leases space in the Remaining Property so long as such Leases are separate and distinct and the Expansion Parcel Release does not give rise to any termination, off-set or abatement right of such Tenant with respect to such Tenant’s Lease of space in the Remaining Property) and (y) any parking facilities at the Property (provided, however, this clause (y) shall in no way limit any right of Borrower to grant Release Transferee easement rights with respect to other portions of the Remaining Property, including, any parking areas, in accordance with any Shared Facilities REA).
“Expansion Parcel Release” shall have the meaning set forth in Section 2.9 hereof.
“Expansion Parcel Release Costs” shall have the meaning set forth in Section 2.9 hereof.
“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified).
“Fitch” shall mean Fitch, Inc.
“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.
“Forfeiture” shall have the meaning set forth in Section 3.20(b) hereof.
“Funding Borrower” shall have the meaning set forth in Section 17.16 hereof.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report, consistently applied by the Person implementing such accounting method.
“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Guarantor” shall mean, Brookfield DTLA Holdings LLC, a Delaware limited liability company.
“Guaranty” shall mean, individually and/or collectively, as the context may require, the Recourse Guaranty and the Reserve Guaranty, if applicable.

“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.
“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.
“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (vii) any other similar amounts.
“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any trustees, custodians or other fiduciaries who hold or who have held a full or partial direct interest in the Loan for the benefit of any Investor or other third party, (e) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (f) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (g) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business) in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.
“Independent Director” shall have the meaning set forth in Section 5.2 hereof.
“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.
“Insurance Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.
“Interest Accrual Period” shall mean the period beginning on the first day of each calendar month during the term of the Loan and ending on (but including) the last day of such calendar month.
“Interest Bearing Reserve Funds” shall mean, collectively, the Replacement Reserve Funds, the Rent Concession Reserve Funds, the Existing TI/LC Reserve Funds and the Leasing Reserve Funds.
“Interest Rate” shall mean a rate per annum equal to four and five hundredths percent (4.05%).

“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.
“Intervening Trust Vehicle” shall mean, with respect to any Securitization Vehicle that is a CDO, a trust vehicle or entity which holds the Permitted Mezzanine Financing (or any interest therein) as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.
“Investor” shall mean any investor in the Loan (or any portion thereof or interest therein) in connection with a Securitization of the Loan (or any portion thereof or interest therein).
“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.
“Kroll” shall mean Kroll Bond Rating Agency, Inc.
“Land” shall have the meaning set forth in the Security Instrument.
“Lease” shall mean any and all leases, subleases, rental agreements and other agreements (including, without limitation, telecommunications and rooftop license agreements) whether or not in writing affecting the use, enjoyment or occupancy of the Land and/or the Improvements heretofore or hereafter entered into and all extensions, amendments and modifications thereto, whether before or after the filing by or against Borrower of any petition for relief under Creditors Rights Laws.
“Leasing Reserve Funds” shall have the meaning set forth in Section 8.5 hereof.
“Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 8.5 hereof.
“Lender A-1” shall mean WFB, together with its successors and/or assigns.
“Lender A-2” shall mean WFB, together with its successors and/or assigns.
“Lender A-3” shall mean Citi, together with its successors and/or assigns.
“Letter of Credit” shall mean an irrevocable, auto-renewing, unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon in, based solely on a statement that Lender has the right to draw thereon in New York, New York and/or San Francisco, California, executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) if the Letter of Credit is due to expire prior to the termination of the event or events which gave rise to the requirement that Borrower deliver the Letter of Credit to Lender, Lender shall have the right to draw down the same in full and hold the proceeds thereof, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, within ten (10) days prior to the expiration date of said Letter of Credit.
“Liabilities” shall have the meaning set forth in Section 11.2 hereof.
“Licenses” shall have the meaning set forth in Section 3.11(a) hereof.
“LLC Agreement” shall have the meaning set forth in Section 5.1(d) hereof.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Cash Management Agreement, the Guaranty and all other documents executed and/or delivered in connection with the Loan.
“Loan-to-Value Ratio” shall mean a percentage calculated by multiplying (i) a fraction, the numerator of which is the sum of (x) outstanding principal balance of the Loan plus (y) the outstanding principal balance of the Permitted Mezzanine Financing, if any, and the denominator of which is the value of all the Property based on a current Appraisal thereof, by (ii) one hundred (100) percent.
“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities and any impairment of Lender’s security for the Loan), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).
“Major Lease” shall mean (i) any Lease entered into, modified or amended during the continuance of an Event of Default, (ii) any Lease which, individually or when aggregated with all other Leases with the same Tenant or its Affiliate, demises 100,000 net leasable square feet or more of the Property, (iii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, and (iv) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i), (ii) and/or (iii) above.
“Management Agreement” shall mean the management agreement entered into by and between Borrower and the current Manager or any replacement management agreement entered into by and between Borrower and any Manager in accordance with the terms hereof and of the other Loan Documents, pursuant to which Manager is to provide management, leasing and/or other services with respect to the Property.

“Manager” shall mean, individually and/or collectively, as the context may require (i) Brookfield Properties Management (CA) Inc., a Delaware corporation and (ii) such other entity selected as the manager and/or leasing agent of the Property in accordance with the terms of this Agreement or the other Loan Documents.
“Material Action” means to consolidate or merge Borrower with or into any Person, or sell all or substantially all of the assets of Borrower, or to institute proceedings to have Borrower be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or file a petition seeking, or consent to, reorganization or relief with respect to Borrower under any applicable Creditors Rights Laws, or seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of Borrower, or admit in writing Borrower’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate Borrower.
“Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Guarantor or the Property, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, (iv) the ability of Borrower to perform its obligations under the Security Instrument or the other Loan Documents, or (v) the ability of Guarantor to perform its obligations under the Guaranty.
“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement and the Leases, as to which there is an obligation of Borrower to pay more than $1,000,000.00 per annum and that is either (i) not cancelable on thirty (30) days or less notice and/or (ii) requires payment of a termination fee in excess of $150,000.00.
“Material Alteration” shall mean any alteration affecting the Property (a) the cost of which exceeds the Alteration Threshold or (b) which adversely affects any material structural components of the Improvements or any major building system, including, without limitation, the building HVAC system; provided, however, in no event shall any of the following constitute a Material Alteration: (i) [Intentionally omitted], (ii) any tenant improvement work performed pursuant to any Lease existing as of the date hereof or entered into in accordance with the terms of Section 4.14 herein, or (iii) alterations performed as part of a Restoration in accordance with Section 7.4 hereof. Notwithstanding anything to the contrary contained herein, Construction Impact Alterations shall not be deemed a Material Alteration hereunder; provided, however, the foregoing shall not be deemed to limit, impact or impair the requirements of Sections 2.9 and 4.24 hereof.
“Maturity Date” shall mean September 1, 2024, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Member” is defined in Section 5.1(d) hereof.
“Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.
“Mezzanine Intercreditor Agreement” shall have the meaning set forth in Section 6.6 hereof.
“Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.
“Mezzanine Transfer” shall mean each of (i) the pledge of the direct and/or indirect equity interest in Borrower in connection with the Permitted Mezzanine Financing (the “Mezzanine Equity Collateral”) and (ii) the transfer of the Mezzanine Equity Collateral to a Qualified Transferee in connection with the exercise of such Qualified Transferee’s rights and remedies under the applicable mezzanine loan documents, provided, that, such transfer is made in accordance with the applicable terms and conditions of the Mezzanine Intercreditor Agreement (such exercise of remedies, a “Mezzanine Foreclosure”).
“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).
“Monthly Debt Service Payment Amount” shall mean for the Monthly Payment Date occurring in October, 2014, and for each Monthly Payment Date occurring thereafter a payment equal to the amount of interest which has accrued during the preceding Interest Accrual Period computed at the Interest Rate.
“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.2 hereof.
“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the term of the Loan.
“Monthly Tax Deposit” shall have the meaning set forth in Section 8.1 hereof.
“Moody’s” shall mean Moody’s Investor Service, Inc.
“Morningstar” shall mean Morningstar Credit Ratings, LLC.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, and to which Borrower or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.
“Net Worth” shall mean net worth as calculated in accordance with GAAP (or other principles acceptable to Lender).
“New Manager” shall have the meaning set forth in Section 4.15 hereof.
“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel acceptable to Lender and the Rating Agencies and otherwise in form and substance acceptable to Lender and the Rating Agencies.
“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.
“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Goodwin Procter LLP in connection with the closing of the Loan.
“Note” shall mean, individually and/or collectively, as the context may require, (i) that certain Promissory Note A-1 of even date herewith in the principal amount of $150,000,000.00 made by Borrower to WFB, (ii) that certain Promissory Note A-2 of even date herewith in the principal amount of $116,670,000.00 made by Borrower to WFB, and (iii) that certain Promissory Note A-3 of even date herewith in the principal amount of $133,330,000.00 made by Borrower to Citi, as the same may each be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.
“Noteholder” shall mean any holder of a Note from time to time.
“Obligations” shall have the meaning set forth in Section 17.16 hereof.
“OFAC” shall have the meaning set forth in Section 3.28 hereof.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.
“Open Period Start Date” shall have the meaning set forth in Section 2.7(a) hereof.
“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Partial Defeasance Collateral” shall mean U.S. Obligations which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all

Monthly Payment Dates (provided, however, if the Partial Defeasance Date is not a Monthly Payment Date and the Shortfall Payment is made on the Partial Defeasance Date, then for all ensuing Monthly Payment Dates other than the Monthly Payment Date immediately following the Partial Defeasance Date) and other scheduled payment dates, if any, under the Defeased Note after the Partial Defeasance Date and up to and including the Open Period Start Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.
“Partial Defeasance Date” shall have the meaning set forth in Section 2.8 hereof.
“Partial Defeasance Event” shall have the meaning set forth in Section 2.8 hereof.
“Partial Payment Amount” shall mean an amount equal to the product of (A) 110% and (B) the Allocated Loan Amount.
“Patriot Act” shall have the meaning set forth in Section 3.29 hereof.
“Permitted Encumbrances” shall mean collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) easements and other instruments entered into in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines, zoning restrictions, encroachments or for other similar purposes, provided, that such easements and other instruments (i) are not incurred in connection with the borrowing of money or obtaining of advances of credit and (ii) could not, individually or in the aggregate, have a Material Adverse Effect, (e) all rights and interests of Tenants, as tenants only, pursuant to Leases entered into in accordance with the terms of this Agreement and any Subordination, Non-disturbance and Attornment Agreement related thereto entered into in accordance with Section 4.14(c) hereof, (f) any Shared Facilities REA or any other document or agreement reasonably approved by Lender in connection with the Expansion Parcel Release, and (g) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.
“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.
“Permitted Equity Transfer” shall have the meaning set forth in Section 6.3 hereof.
“Permitted Fund Manager” means any Person that, on the date of determination, (i) is not subject to any case, proceeding or other action by or against Borrower or any SPE Component Entity under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) is not a Prohibited Person, (iii) is (a) approved by the Rating Agencies (for purposes of this Agreement) as a “Permitted Fund Manager”, as evidenced by a Rating Agency Confirmation or (b) an entity that is otherwise a Qualified Transferee pursuant to clauses (A), (B), (C), (D) or (F) of the definition thereof, and (iv) is investing through one or more funds with committed capital of at least $400,000,000.
“Permitted Indirect Pledge” shall mean a pledge of any direct or indirect minority, non-controlling interest in Guarantor that in each case do not (when aggregated with any other Permitted Indirect Pledges) result in more than 10% of the direct and/or indirect interests in Guarantor being pledged, provided, that: (i) Borrower shall continue to comply with the relevant provisions of Article 5 hereof, (ii) after giving effect to the exercise of any remedies available under such Permitted Indirect Pledge, the requirements of Sections 6.3(B), (C), (D) and (G) shall be continue to be satisfied, (iii) if the exercise of any remedies available under such Permitted Indirect Pledge would result in the transferee, together with its affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds twenty percent (20%) (or if such transferee is not a citizen of the United States (or otherwise formed/incorporated in the United States), then ten percent (10%)), then (x) such transferee is a Qualified Transferee and (y) Borrower shall provide to Lender thirty (30) days prior written notice thereof and deliver to Lender (and Borrower shall be responsible for any reasonable out of pocket costs and expenses in connection therewith), searches (including, without limitation, a credit check) with respect to such Qualified Transferee acceptable to Lender; (iv) if the exercise of any remedies available under such Permitted Indirect Pledge would result in any person or entity (together with its affiliates) acquiring more than 49% of the direct or indirect interest in Borrower and such person or entity (together with its affiliates) did not own more than 49% of the direct or indirect interest in Borrower on the date hereof or at the time of the delivery of any New Non-Consolidation Opinion prior to such event, Borrower shall have delivered to Lender a New Non-Consolidation Opinion and (v) the repayment of such pledged obligations is not specifically tied to the cash flow of the Property.
“Permitted Investment Fund” shall have the meaning set forth in the definition of “Qualified Transferee”.

“Permitted Mezzanine Borrower” shall have the meaning set forth in Section 6.6 hereof.
“Permitted Mezzanine Financing” shall have the meaning set forth in Section 6.6 hereof.
“Permitted Property Transfer” shall have the meaning set forth in Section 6.4 hereof.
“Permitted Transfer” shall mean (i) a Permitted Equity Transfer, (ii) a Permitted Property Transfer, (iii) a Lease entered into in accordance with the terms hereof, (iv) any Permitted Encumbrances, (v) any Permitted Equipment Leases and/or (vi) the Expansion Parcel Release in accordance with the terms of Section 2.9 hereof.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.
“Policies” shall have the meaning specified in Section 7.1 hereof.
“Prior Lender” shall mean Morgan Stanley Mortgage Capital Inc. and Metropolitan Life Insurance Company, and their successors and assignees.
“Prior Loan” shall mean that certain loan made by Prior Lender to Borrower on or about August 27, 2004, in the original principal amount of $242,000,000.
“Prohibited Person” means any Person:
(i)    listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);
(ii)    that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    with whom a Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;
(iv)    who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
(v)    that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or
(vi)    who is an Affiliate of a Person listed in clauses (i) through (v) above.
“Prohibited Tenant” shall mean Capital Group.
“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.
“Property” shall have the meaning set forth in the Security Instrument.
“Property Condition Report” shall mean that certain Property Condition Report, dated as of July 7, 2014, prepared by Partner Engineering and Science, Inc.

“Provided Information” shall have the meaning set forth in Section 11.2(b) hereof.
“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, would be acceptable to a prudent lender of similarly situated securitized commercial mortgage loans.
“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.
“Qualified Leasing Expenses” shall mean actual, out-of-pocket expenses incurred by Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the terms hereof, including brokerage commissions and tenant improvements, which expenses (a) (i) in connection with Leases which require Lender’s approval under the Loan Documents, are specifically contemplated by such Lease which has been approved by Lender, (ii) in connection with Leases which do not require Lender’s approval under the Loan Documents, are on market terms and conditions, or (iii) are otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (b) are substantiated by executed Lease documents and/or brokerage agreements.
“Qualified Manager” shall have the meaning set forth in the Assignment of Management Agreement.
“Qualified Transferee” means (one or more of the following):
(A)    a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, sovereign fund, government entity or plan that satisfies the Eligibility Requirements;
(B)    an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, that, in any case, satisfies the Eligibility Requirements;
(C)    an institution substantially similar to any of the foregoing entities described in clauses (A) or (B) that satisfies the Eligibility Requirements;
(D)    any entity Controlled by, Controlling or under common control with any of the entities described in clauses (A), (B), (C) or (E) of this definition;
(E)    an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Permitted Fund Manager acts as general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more of the following: a Qualified Transferee, an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” or both within the meaning of

Rule 144A promulgated under the Securities Exchange Act of 1934, as amended, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the fifty percent (50%) test (the “50% Test”) set forth above in this clause (E) satisfy the financial tests in clause (i) of the definition of Eligibility Requirements; or
(F)    a Qualified Trustee (or, in the case of collateralized debt obligations (“CDO”), a single-purpose bankruptcy-remote entity which contemporaneously assigns or pledges its interest in the Permitted Mezzanine Financing to a Qualified Trustee) in connection with (aa) a securitization of, (bb) the creation of a CDO secured by, or (cc) a financing through an “owner trust” of, the Permitted Mezzanine Financing (any of the foregoing, a “Securitization Vehicle”); provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with such securitization (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of the Permitted Mezzanine Financing to such Securitization Vehicle, except that if one or more classes of securities issued in connection with such Securitization is rated by Moody’s, the transferee may not rely on this clause (1) with respect to Moody’s); (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has the Required Special Servicer Rating at the time of Transfer and the related transaction documents for such Securitization Vehicle require that any successor have the Required Special Servicer Rating (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer the Permitted Mezzanine Financing in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified Transferee, are each a Qualified Transferee under clauses (A), (B), (C), (D) or (E) of this definition; or
(G)    following a Securitization any Person for which the Rating Agencies have issued a Rating Agency Confirmation with respect to such Transfer.
“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.
“Ratable Share” or “ratably” shall mean, with respect to any Lender, its share of the Loan based upon the proportion of the outstanding principal amount of the Loan held by such

Lender to the total outstanding principal amount of the Loan. As of the date hereof, the Ratable Share of Lender A-1 is 37.5%, Ratable Share of Lender A-2 is 29.1675% and the Ratable Share of Lender A-3 is 33.3325%.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS, Kroll and Morningstar, or any successor thereto, or any other nationally-recognized statistical rating agency which has been approved by Lender, but only to the extent that (i) prior to a Securitization, such Rating Agency has been designated by Lender, or is anticipated to be designated by Lender, in connection with any Secondary Market Transaction and (ii) after the occurrence of a Securitization, such Rating Agency has been designated (i.e., hired) by Lender to rate the Securities.
“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. For the purposes of this Agreement and the other Loan Documents, if any Rating Agency shall waive, decline or refuse to review or otherwise engage any request for a Rating Agency Confirmation hereunder or under the other Loan Documents (hereinafter, a “RA Consent”), such RA Consent shall be deemed to eliminate, for such request only, the condition that a Rating Agency Confirmation by such Rating Agency (only) be obtained for purposes of this Agreement or the other Loan Documents, as applicable. For purposes of clarity, any such waiver, declination or refusal to review or otherwise engage in any request for a Rating Agency Confirmation hereunder or under the other Loan Documents shall not be deemed a waiver, declination or refusal to review or otherwise engage in any subsequent request for a Rating Agency Confirmation hereunder or under the other Loan Documents, and the condition for Rating Agency Confirmation pursuant to this Agreement and the other Loan Documents for any subsequent request shall apply regardless of any previous waiver, declination or refusal to review or otherwise engage in such prior request.
“REA” shall mean, individually and/or collectively (as the context may require), each reciprocal easement, covenant, condition and restriction agreement or similar agreement affecting the Property as more particularly described on Schedule III hereto and any future reciprocal easement or similar agreement affecting the Property entered into in accordance with the applicable terms and conditions hereof.
“Recourse Guaranty” shall mean that certain Guaranty of Recourse Obligations executed by Guarantor and dated as of the date hereof.
“Register” shall have the meaning set forth in Section 11.7 hereof.
“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.
“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Reimbursement Contribution” shall have the meaning set forth in Section 17.16 hereof.
“Related Loan” shall mean a loan made to an Affiliate of Borrower, or secured by a Related Property, that is included with the Loan (or a portion of the Loan) in a Securitization.
“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property.
“Release Transferee” shall have the meaning set forth in Section 2.9 hereof.
“Released Expansion Parcel” shall have the meaning set forth in Section 2.9 hereof.
“Remaining Property” shall have the meaning set forth in Section 2.9 hereof.
“REMIC Requirements” shall mean any applicable federal income tax requirements relating to the continued qualification of any REMIC Trust (including, without limitation, the continued treatment of the Loan as a “qualified mortgage” in the hands of the REMIC Trust) as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, the taxes on “prohibited transactions” and “contributions”), and any other constraints, rules or other regulations or requirements relating to the servicing, modification or other similar matters with respect to the Loan (or any portion thereof or interest therein) that may exist in, or be promulgated administratively under, the IRS Code.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan (including, without limitation, the Note).
“Rent Concession Reserve Funds” shall have the meaning set forth in Section 8.8 hereof.
“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.
“Rent Roll” shall have the meaning set forth in Section 3.17 hereof.
“Rents” shall have the meaning set forth in the Security Instrument.
“Replacement Guarantor” shall have the meaning set forth in Section 6.4 hereof.
“Replacement Guarantor Documents” shall have the meaning set forth in Section 6.4 hereof.
“Replacement Lease” shall have the meaning set forth in the Cash Management Agreement.
“Replacement Reserve Funds” shall have the meaning set forth in Section 8.4 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.
“Replacements” for any period shall mean amounts expended for replacements and/or alterations to the Property and required to be capitalized according to GAAP and reasonably approved by Lender.
“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.
“Required Rating” shall mean a rating of not less than “A-1” (or its equivalent) from each of the Rating Agencies if the term of such Letter of Credit is no longer than three (3) months or if the term of such Letter of Credit is in excess of three (3) months, a rating of not less than “A+” (or its equivalent) from each of the Rating Agencies, or, if a Securitization has not occurred, such other rating that is reasonably acceptable to Lender or, if a Securitization shall have occurred, such other rating with respect to which Lender shall have received a Rating Agency Confirmation.
“Required Special Servicer Rating” means a special servicer that (i) has a rating of “CSS1” in the case of Fitch, (ii) is on S&P’s select servicer list as a “U.S. Commercial Mortgage Special Servicer” in the case of S&P, (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities as the reason for such downgrade or withdrawal, (iv) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities as the reason for such downgrade or withdrawal, (v) in the case of Morningstar, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by a Rating Agency within the twelve (12) month period prior to the date of determination, and Morningstar has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities, and (vi) in the case of DBRS, such special servicer is currently acting as special servicer in a commercial mortgage loan securitization that is rated by DBRS, and DBRS has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities. The requirement of any rating agency that is not a Rating Agency shall be disregarded.
“Reserve Guaranty” shall mean that certain Reserve Guaranty executed by Guarantor and dated as of the date hereof.

“Reserve Guaranty Conditions” shall mean (i) the Reserve Guaranty is in full force and effect, (ii) no Event of Default has occurred and is continuing, (iii) [intentionally omitted], (iv) no Permitted Property Transfer has occurred and (v) Sponsor Controls Borrower and owns not less than ten percent (10%) of the indirect legal and beneficial interests in Borrower.
“Reserve Funds” shall mean the Tax Reserve Funds, the Insurance Reserve Funds, the Replacement Reserve Funds, the Rent Concession Reserve Funds, the Existing TI/LC Reserve Funds, the Leasing Reserve Funds, and any other escrow funds established by this Agreement or the other Loan Documents.
“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, controller, senior vice president or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender and appropriately authorized by the applicable Person in a manner reasonably acceptable to Lender.
“Restoration” shall have the meaning set forth in Section 7.2 hereof.
“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.
“Restoration Threshold” shall mean an amount equal to $20,000,000.00.
“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.
“Reviewed Sections” shall have the meaning set forth in Section 11.2 hereof.
“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.
“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note in the case of a Total Defeasance and under the Defeased Note in the case of a Partial Defeasance (as applicable) for all Monthly Payment Dates occurring after the Total Defeasance Date or Partial Defeasance Date (as applicable) (provided that, if the Total Defeasance Date or Partial Defeasance Date (as applicable) is not a Monthly Payment Date and the Shortfall Payment is paid on the Total Defeasance Date or Partial Defeasance Date (as applicable), then for all ensuing Monthly Payment Dates other than the Monthly Payment Date immediately following the Total Defeasance Date or Partial Defeasance Date (as applicable)) and up to and including the Open Period Start Date (including, in the case of a Total Defeasance, the outstanding principal balance on the Note as of the Open Period Start Date and, in the case of a Partial Defeasance, the outstanding principal balance on the Defeased Note as of the Open Period Start Date).
“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.
“Securities” shall have the meaning set forth in Section 11.1 hereof.
“Securities Act” shall have the meaning set forth in Section 11.2 hereof.

“Securitization” shall have the meaning set forth in Section 11.1 hereof.
“Securitization Vehicle” shall have the meaning set forth in the definition of “Qualified Transferee”.

“Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral or the Partial Defeasance Collateral (as applicable).

“Security Deposits” shall mean any advance deposits or any other deposits collected with respect to the Property, whether in the form of cash, letter(s) of credit or other cash equivalents (including, without limitation, such deposits made in connection with any Lease).
“Security Instrument” shall mean that certain first priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Senior Mezzanine Loan” shall have the meaning set forth in Section 11.6 hereof.
“Servicer” shall have the meaning set forth in Section 11.4 hereof.
“Severed Loan Documents” shall have the meaning set forth in Article 10.
“Shared Facilities REA” shall have the meaning set forth in Section 2.9 hereof.
“Shortfall Payment” shall have the meaning set forth in Section 2.8(a)(ii) hereof.
“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
“Single Purpose Entity” shall mean an entity which satisfies all of the requirements of Section 5.1 hereof and whose structure and organizational and governing documents are otherwise in form and substance acceptable to Lender and the Rating Agencies.
“SPE Component Entity” shall have the meaning set forth in Section 5.1(c) hereof.
“Special Member” shall have the meaning set forth in Section 5.1(d) hereof.
“Specified Reserve” shall have the meaning set forth in Section 8.9 hereof.
“Specified Reserve Amount” shall have the meaning set forth in Section 8.9 hereof.
“Sponsor” shall mean Brookfield Office Properties Inc., a Canadian corporation.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the state in which the Property or any part thereof is located.
“Successor Borrower” shall have the meaning set forth in Section 2.8 hereof.
“Survey” shall mean that certain ALTA survey delivered to Lender in connection with the closing of the Loan.
“Tax Reserve Funds” shall have the meaning set forth in Section 8.1 hereof.
“Taxes” shall mean all taxes, assessments, water rates, sewer rents, business improvement district or other similar assessments and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement between such Person and Borrower.
“Title Insurance Policy” shall mean that certain ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.
“Total Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates (provided, however, if the Total Defeasance Date is not a Monthly Payment Date and the Shortfall Payment is made on the Total Defeasance Date, then for all ensuing Monthly Payment Dates other than the Monthly Payment Date immediately following the Total Defeasance Date) and other scheduled payment dates, if any, under the Note after the Total Defeasance Date and up to and including the Open Period Start Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.
“Total Defeasance Date” shall have the meaning set forth in Section 2.8 hereof.
“Total Defeasance Event” shall have the meaning set forth in Section 2.8 hereof.
“Transferee” shall have the meaning set forth in Section 6.4 hereof.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.
“Updated Information” shall have the meaning set forth in Section 11.1 hereof.
“U.S. Obligations” shall mean “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 and within the meaning of Treasury Regulation Section 1.860G-2(a)(8); provided, that, (i) such “government securities” are not subject to prepayment, call or early redemption, (ii) to the extent that any REMIC Requirements require a revised and/or alternate definition of “government securities” in connection with any defeasance hereunder, the foregoing shall be deemed amended in a manner commensurate therewith and (iii) the aforesaid laws and regulations shall be deemed to refer to the same as may be and/or may hereafter be amended, restated, replaced or otherwise modified.
“Wells Fargo” shall mean Wells Fargo Bank, National Association.
“Wells Group” shall have the meaning set forth in Section 11.2 hereof.
“Work Charge” shall have the meaning set forth in Section 4.16(a) hereof.
“Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) (i) prior to the Defeasance Lockout Release Date, an amount equal to 3% of the amount prepaid and (ii) on and after the Defeasance Lockout Release Date, an amount equal to 2% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Open Period Start Date (assuming the outstanding principal balance of the Loan is due on the Open Period Start Date), from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.
Section 1.2    Principles of Construction.

All references to sections, exhibits and schedules are to sections, exhibits and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2.

GENERAL TERMS

Section 2.1    The Loan.

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
Section 2.2    Disbursement to Borrower.

Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.
Section 2.3    The Note and the other Loan Documents.

The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement, the Security Instrument and the other Loan Documents.
Section 2.4    Use of Proceeds.

Borrower shall use the proceeds of the Loan to (i) pay and discharge any existing loans relating to the Property, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) make initial deposits of the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purposes as Borrower shall designate, including, without limitation, distribution to its equityholders.
Section 2.5    Interest Rate.

(a)Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.

(b)Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the earlier of the occurrence of such event resulting in the Event of Default and the date such payment was due without regard to any grace or cure periods contained herein.

(c)    Interest Calculation. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate calculated on an Actual/360 Basis. Borrower acknowledges that interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis and, therefore: (i) a greater portion of each monthly installment of principal (if applicable) and interest will be applied to interest using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis and (ii) the unpaid principal balance of the Loan on the Maturity Date will be greater using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis.

(d)    Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of such rate being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal (without the payment of any prepayment fee or Yield Maintenance Premium) and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.6    Loan Payments.

(a)Payment Before Maturity. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the last day of the month in which the Closing Date occurs (unless the Closing Date is the first day of a calendar month, in which case no such separate payment of interest shall be due). Borrower shall make a payment to Lender of principal (if applicable) and interest in the amount of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in October, 2014 and on each Monthly Payment Date thereafter to and including the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance, if any, to principal.

(b)[Intentionally Omitted].

(c)Payment on Maturity. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

(d)Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower within five (5) days when due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.

(e)Method and Place of Payment.

(i)Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 12:00 P.M., California time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii)    Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately succeeding Business Day.

(iii)    All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.7    Prepayments.

(a)Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On and after the Monthly Payment Date occurring six (6) months prior to the Maturity Date (the “Open Period Start Date”), Borrower may, provided no Event of Default has occurred and is continuing, at its option and upon fifteen (15) days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole on any date without payment of the Yield Maintenance Premium. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”).

(b)Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if such Net Proceeds are not made available to Borrower for Restoration, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Shortfall. In the event that Lender applies the Net Proceeds as a mandatory prepayment pursuant to the first sentence of this Section 2.7(b) in which the Net Proceeds applied to the outstanding principal balance of the Loan is in an aggregate amount exceeding forty percent (40%) of the then outstanding principal balance of the Loan, then, provided no Event of Default is then continuing, Borrower may within one hundred (120) days following such application of Net Proceeds, at its option and upon fifteen (15) days’ prior written notice to Lender, prepay the Debt in whole (but not in part). No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.7(b), but Borrower shall be liable for Interest Shortfall and all other amounts due under the Loan Documents.

(c)    Prepayments After Default. If concurrently with or after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment prior to the Open Period Start Date as set forth herein and Borrower, such purchaser at foreclosure or other Person shall pay (i) the Yield Maintenance Premium and (ii) Interest Shortfall, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. Borrower acknowledges that (i) a prepayment will cause damage to Lender; (ii) the Yield Maintenance Premium is intended to compensate Lender for the loss of its investment and the expense incurred and time and effort associated with making the Loan, which will not be fully repaid if the Loan is prepaid; (iii) it will be extremely difficult and impractical to ascertain the extent of Lender’s damages caused by a prepayment after an acceleration or any other prepayment not permitted by the Loan Documents; and (iv) the Yield Maintenance Premium represents Lender’s and Borrower’s reasonable estimate of Lender’s damages from the prepayment and is not a penalty.

(d)    Release of Lien. Except as expressly set forth in this Article 2, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Security Instrument.

Section 2.8    Defeasance.

(a)Total Defeasance. Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Defeasance Lockout Release Date and prior to the Open Period Start Date to voluntarily defease the entire Loan and obtain a release of the lien of the Security Instrument by providing Lender with the Total Defeasance Collateral (hereinafter, a “Total Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i)Borrower shall provide Lender not less than thirty (30) days’ notice (or such shorter period of time if permitted by Lender in its sole discretion) but not more than ninety (90) days’ notice specifying a date (the “Total Defeasance Date”) on which the Total Defeasance Event is scheduled to occur;

(ii)Borrower shall pay to Lender (A) all payments of principal and interest due and payable on the Loan to and including the Total Defeasance Date (provided that, if such Total Defeasance Date is not a Monthly Payment Date, Borrower shall also pay to Lender all payments of principal and interest due on the Loan to and including the next occurring Monthly Payment Date (the “Shortfall Payment”)); (B) all other sums, if any, then due and payable under the Note, this Agreement, the Security Instrument and the other Loan Documents through and including the Total Defeasance Date (or, if the Total Defeasance Date is not a Monthly Payment Date, the next occurring Monthly Payment Date); (C) all escrow, closing, recording, legal, appraisal, Rating Agency and other reasonable and customary third-party fees, costs and expenses actually paid or incurred by Lender or its agents in connection with the Total Defeasance Event, the release of the lien of Security Instrument on the Property, the review of the proposed Defeasance Collateral and the preparation of the Security Agreement and related documentation; and (D) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of the Note and/or the Total Defeasance Event.

(iii)Borrower shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.8(d) hereof;

(iv)Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(v)    Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral; (B) if a Securitization has occurred (1) the REMIC Trust formed pursuant to such Securitization and/or any subsequent or prior Securitization of the Loan or any portion thereof or interest therein will each not fail to maintain their respective status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code as a result of a Total Defeasance Event pursuant to this Section 2.8 and (2) the Total Defeasance Event would not (I) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.860G-2(b) or (II) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code; and (C) a New Non-Consolidation Opinion with respect to the Successor Borrower;

(vi)    Borrower shall deliver to Lender a Rating Agency Confirmation as to the Total Defeasance Event;

(vii)    Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.8(b) have been satisfied;

(viii)    Borrower shall deliver a certificate of a “big four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(ix)    Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request to effectuate the terms of this Section 2.8; and

(x)    Borrower shall pay all reasonable and customary third party costs and expenses of Lender actually incurred in connection with the Total Defeasance Event, including, without limitation, Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

(b)    If Borrower has elected to defease the entire Note and the requirements of Section 2.8(a) above have been satisfied, the Property shall be released from the lien of the Security Instrument and the Total Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of the lien, Borrower shall submit to Lender, not less than ten (10) days prior to the Total Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and shall contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release. Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the Security Instrument, including Lender’s reasonable attorneys’ fees.

(c)    Partial Defeasance. Provided no Event of Default shall have occurred and remain uncured and only in connection with an Expansion Parcel Release which requires the payment of the Partial Payment Amount, Borrower shall defease a portion of the Loan by providing Lender with the Partial Defeasance Collateral (hereinafter, a “Partial Defeasance Event”) upon satisfaction of the following conditions precedent:

(i)Borrower shall provide Lender not less than thirty (30) days’ notice (or a shorter period of time if permitted by Lender in its sole discretion) but not more than one hundred twenty (120) days notice specifying a date (the “Partial Defeasance Date”) on which the Partial Defeasance Event is scheduled to occur;

(ii)Borrower shall pay to Lender (A) all payments of principal and interest due and payable on the Loan to and including the Partial Defeasance Date (provided that, if such Partial Defeasance Date is not a Monthly Payment Date, Borrower shall also pay to Lender the Shortfall Payment); (B) all other sums, if any, then due and payable under the Note, this Agreement, the Security Instrument and the other Loan Documents through and including the Partial Defeasance Date (or, if the Partial Defeasance Date is not a Monthly Payment Date, the next occurring Monthly Payment Date); (C) all escrow, closing, recording, legal, Appraisal, Rating Agency and other reasonable and customary third-party fees, costs and expenses actually paid or incurred by Lender or its agents in connection with the Partial Defeasance Event, the release of the lien of the Security Instrument on the Expansion Parcel, the review of the proposed Partial Defeasance Collateral and the preparation of the Security Agreement and related documentation; and (D) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of the Defeased Note and/or the Partial Defeasance Event;

(iii)Borrower shall deposit the Partial Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of this Section 2.8(c);

(iv)    Lender shall prepare and Borrower shall execute all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to the Partial Payment Amount (the “Defeased Note”), and the other note having a principal balance equal to the excess of (A) the principal amount of the Loan existing immediately prior to the applicable Partial Defeasance Event, over (B) the amount of the Defeased Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance; and, in connection therewith, the Monthly Debt Service Payment Amount and the amount of each such payment applied to principal thereafter (if any) shall be divided between the Defeased Note and the Undefeased Note in the same proportion as the unpaid principal balance (in each case immediately after the Partial Defeasance Event) of the Defeased Note and the Undefeased Note, as the case may be, bears to the aggregate principal balance due under the Defeased Note and the Undefeased Note immediately after the Partial Defeasance Event. The Defeased Note and the Undefeased Note shall be cross defaulted and cross collateralized unless the Rating Agencies shall require otherwise or unless a Successor Borrower that is not an Affiliate of Borrower is established pursuant to this Section 2.8. A Defeased Note may not be the subject of any further defeasance;

(v)    Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Partial Defeasance Collateral;

(vi)    Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Partial Defeasance Collateral, (B) if a Securitization has occurred, (1) the REMIC Trust formed pursuant to such Securitization and/or any subsequent or prior Securitization of the Loan or any portion thereof or interest therein will each not fail to maintain their respective status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code as a result of a Partial Defeasance Event pursuant to this Section 2.8 and (z) the Partial Defeasance Event would not (i) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.1001-3 or (ii) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code, (C) the Partial Defeasance Event will not result in a deemed exchange for purposes of the IRS Code will not adversely affect the status of the Defeased Note and the Undefeased Note as indebtedness for federal income tax purposes and (D) a New Non-Consolidation Opinion with respect to the Successor Borrower;

(vii)    Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.8(c) have been satisfied;

(viii)    Borrower shall deliver to Lender a certificate of a “big four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(ix)    Borrower shall pay all of the Rating Agencies’ fees, costs and expenses (to the extent applicable) in connection with the Partial Defeasance Event; and

(x)    Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request to effectuate the terms of this Section 2.8(c).

(d)    If Borrower has elected to make a partial defeasance and the requirements of this Section 2.8 have been satisfied, the Expansion Parcel shall be released from the lien of the Security Instrument subject to the terms of Section 2.9 below. Except as set forth in this Article 2, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Security Instrument from the Expansion Parcel.

(e)    On or before the date on which Borrower delivers the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable), Borrower or Successor Borrower (as applicable)

shall open at any Eligible Institution an Eligible Account (the “Defeasance Collateral Account”). The Defeasance Collateral Account shall contain only (i) Total Defeasance Collateral or Partial Defeasance Collateral (as applicable), and (ii) cash from interest and principal paid on the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable). All cash from interest and principal payments paid on the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) shall be paid over to Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal, and any cash from interest and principal paid on the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) not needed to pay the Scheduled Defeasance Payments shall be paid to Borrower or Successor Borrower (as applicable) upon the satisfaction in full of the Note or Defeased Note (as applicable). Borrower or Successor Borrower (as applicable) shall cause the Eligible Institution at which the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) is deposited to enter into an agreement with Borrower or Successor Borrower (as applicable) and Lender, satisfactory to Lender in its sole discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) in accordance with this Agreement. Borrower or Successor Borrower (as applicable) shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) for federal, state and local income tax purposes. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account, unless due to the gross negligence or willful misconduct of Lender.

(f)    In connection with a Total Defeasance Event or Partial Defeasance Event (as applicable) under this Section 2.8, Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note (as applicable), together with the Total Defeasance Collateral or the Partial Defeasance Collateral (as applicable) to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note or the Defeased Note (as applicable) and the Security Agreement, together with the Total Defeasance Collateral to a newly-created successor entity, which entity shall be a Single Purpose Entity and which entity shall be designated or established by Borrower, at Borrower’s option (the “Successor Borrower”). Such Successor Borrower shall assume the obligations under the Note or the Defeased Note (as applicable) and the Security Agreement and Borrower shall be relieved of its obligations under the Loan Documents (other than those obligations which by their terms survive a repayment, defeasance or other satisfaction of the Loan and/or a transfer of the Property in connection with Lender’s exercise of its remedies under the Loan Documents). Borrower shall pay a minimum of $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note or the Defeased Note (as applicable) and the Security Agreement. Borrower shall pay all reasonable and customary out-of-pocket costs and expenses incurred by Lender, including the cost of establishing the Successor Borrower and Lender’s attorney’s fees and expenses, incurred in connection therewith.

(g)    Notwithstanding anything to the contrary contained in this Section 2.8, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section (any such matter, a “Defeasance Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Defeasance Approval Item if the same fails to meet the Prudent Lender Standard.

Section 2.9    Expansion Parcel Release. Borrower may obtain the release of the Expansion Parcel (the “Released Expansion Parcel”) from the lien of the Security Instrument (and the related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to the Released Expansion Parcel (other than those expressly stated to survive) (such release, the “Expansion Parcel Release”), upon the satisfaction of each of the following conditions:

(a)Borrower shall provide Lender not less than sixty (60) days’ notice (or a shorter period of time if permitted by Lender in its sole discretion) but not more than one hundred twenty (120) days’ notice specifying a date for the proposed Expansion Parcel Release;

(b)No Default or Event of Default shall have occurred and be continuing at the time the Expansion Parcel Release is requested or at the time that the Expansion Parcel Release occurs;

(c)Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of the Expansion Parcel Release (or such shorter time as is acceptable to Lender in its sole discretion), a release of lien (and related Loan Documents) for the Released Expansion Parcel for execution by Lender, in form and substance reasonably acceptable to Lender. Such release shall be in a form appropriate in the jurisdiction in which the Released Expansion Parcel is located and shall contain the following language “Nothing herein shall in any way limit, impair, alter or diminish the lien of the Security instrument on the remaining portion of the property mortgaged thereby”. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with the Expansion Parcel Release, together with an Officer’s Certificate certifying that such documentation (A) is in compliance in all material respects with all Applicable Law, (B) will effectuate the Expansion Parcel Release in accordance with the terms of this Agreement, and (C) will not impair or otherwise adversely affect the liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and the Property subject to the Loan Documents not being released);

(d)The Released Expansion Parcel shall be conveyed to a Person other than Borrower or any SPE Component Entity (such Person, together with its successors and assigns, the “Release Transferee”);

(e)Borrower shall deliver to Lender a revised, updated title insurance policy (or an endorsement to the existing title insurance policy) acceptable to Lender in all respects reflecting the Expansion Parcel Release and containing such endorsements as Lender may reasonably require (including, without limitation, a “bring down”, “date down” or similar endorsement, a separate tax lot endorsement, a zoning endorsement and a subdivision endorsement) insuring that, other than the Security Instrument, the Permitted Encumbrances and any other liens permitted under this Agreement, there are no liens, mortgages, deeds of trust or other security instruments, as the case may be, encumbering the Remaining Property (defined below)

remaining subject to the lien of the Security Instrument which would have priority over the lien and security interest of the Security Instrument;

(f)    Borrower shall provide Lender with reasonable evidence that after the Expansion Parcel Release (A) the Property remaining encumbered by the lien of the Security Instrument (the “Remaining Property”) shall continue to comply with all Applicable Laws (including, without limitation, all zoning (including any parking requirements) and building codes) as well as the applicable requirements of the Leases (including any parking requirements set forth in such Leases), (B) the Remaining Property shall constitute a separate and legal lot for tax, subdivision, assessment and zoning purposes, (C) the Expansion Released Property shall not materially adversely affect ingress or egress to or from the Remaining Property or access to utilities for the Remaining Property, (D) [intentionally omitted], (E) documents with respect to such Expansion Parcel Release shall not impose any new obligations upon, or otherwise further burden, the Remaining Property and/or Borrower in any way other than as expressly agreed to by Lender in connection with any Construction Impact Agreements, any Shared Facilities REA and any other documents or agreements reasonably approved by Lender and executed in connection with the Expansion Parcel Release, (F) Borrower has obtained or caused to be obtained all necessary approvals, consents or permits with respect to such Expansion Parcel Release (whether from applicable governmental or municipal authorities, parties to instruments of record affecting the Property or otherwise) necessary to sever such Released Expansion Parcel from the Remaining Property, (G) the documents and/or instruments executed in connection with the conveyance of the Released Expansion Parcel must be reasonably acceptable to Lender, and (H) such Expansion Parcel Release shall not, in and of itself, (I) give rise to any right of any tenant at the Property to terminate its Lease or abate the Rent payable thereunder or (II) otherwise have a Material Adverse Effect;

(g)    Borrower shall deliver to Lender evidence (which may be in the form of an Officer’s Certificate) that Borrower has complied with all requirements of and obtained all approvals required under any Leases and any REA applicable to the Expansion Parcel Release and that the transactions contemplated under this Section 2.9 will not (1) violate any of the provisions of any Leases or any REA (including, without limitation, provisions relating to the availability of parking at the Remaining Property), which such evidence shall include, without limitation, written approval thereof from any parties to any REA (to the extent such approvals are required pursuant to the terms thereof) or (2) reduce the amount of parking availability below that required pursuant to the Leases (in the aggregate), the REA and Applicable Law;

(h)    Borrower shall deliver to Lender an Officer’s Certificate with supporting documentation indicating (1) that the Expansion Parcel is not necessary for the uses of the Remaining Property, including, without limitation, for structural support, access, driveways, parking, utilities, drainage flows or any other purpose (after giving effect to any easements therefor reserved over the Expansion Parcel for the benefit of the Remaining Property), and (2) that sufficient parking remains on the Remaining Property (including parking easements over adjacent properties which are appurtenances to the Remaining Property) to comply with all Leases of such Remaining Property (in the aggregate), with any applicable REA and all Applicable Law and which is adequate for the proper use and enjoyment of the Remaining Property;

(i)    Borrower shall deliver a copy of any new easement or amendment to any applicable REA or other cross easement agreement addressing shared facilities, cross-indemnification, remaining development rights and other matters reasonably requested by Lender (the “Shared Facilities REA”), which Shared Facilities REA shall be reasonably acceptable to Lender (and, if required by Lender, acceptable to the Rating Agencies) and which may be effected directly or by reservation in the deed conveying the applicable Expansion Parcel, to be executed on or prior to the date the Expansion Parcel Release occurs which will provide for any of the reservations required by Section 2.9(h) above and which will otherwise conform to the other requirements of Section 2.9(h) above and with all Applicable Law and may contain cross-easements for the benefit of the Released Expansion Parcel and the Remaining Property in respect of access, driveways, parking, utilities, drainage flows, storm and sanitary sewers, and other customary purposes;

(j)    Borrower shall deliver to Lender a revision of the survey delivered to Lender in connection with the closing of the Loan reflecting the Expansion Parcel Release;

(k)    With respect to any demolition, construction, development, improvement and/or alteration to be performed (initially and from time to time) on the Expansion Parcel (the “Construction”):

(i) Borrower shall use commercially reasonable efforts to cause such Construction (A) not to materially and adversely impair access to the Remaining Property or materially interfere with the use or operation of the Remaining Property by Borrower, any Tenant or any patron of the Remaining Property; (B) not to give rise to any right of any tenant at the Remaining Property to terminate its Lease or abate the Rent payable thereunder; (C) not to materially and adversely affect the structural components of the Improvements or otherwise adversely disturb the structural integrity of the Improvements except as reasonably required in order to complete the applicable Construction Impact Alterations; and (D) to be performed in accordance with all Applicable Law (including, without limitation, applicable building and zoning codes),
(ii) the extent any lien is imposed in connection therewith, Borrower shall cause the same to be removed from the Remaining Property in accordance with the applicable terms and conditions hereof,
(iii) to the extent that any Construction Impact Alterations are to performed in connection therewith, Borrower shall comply with the relevant terms and conditions of this Agreement in connection therewith, including, without limitation, Sections 4.21 and 4.24 hereof,
(iv) Borrower shall have delivered to Lender preliminary plans and drawings for the Construction Impact Alterations (which such plans shall include construction staging and similar plans) together with an architect’s or civil engineer’s certificate certifying that such plans and drawings and the improvements to be constructed pursuant thereto will comply with all Applicable Law (to the extent that a determination of compliance can be made generally on the basis of preliminary plans and drawings) and Lender shall have the right to approve the portions of the aforesaid plans and drawings which relate to the Construction Impact Alterations;
(v) Borrower and Guarantor (and their respective Affiliates or agents, or any other party acting on behalf of or at the direction of any of the foregoing) shall be prohibited from leasing any space at the Released Expansion Parcel to the Prohibited Tenant, pursuant to a Lease under which such Tenant takes occupancy of any portion of the Released Expansion Parcel at any time after the completion of the Construction unless Lender has provided its prior written consent thereto; and
(vi) Borrower shall deliver evidence satisfactory acceptable to Lender and its construction consultant that the Construction Impact Alterations shall be completed at least six (6) months prior to the Maturity Date or Borrower has delivered to Lender such other assurances, reasonably acceptable to Lender, that the ongoing performance of the Construction Impact Alterations will not materially and adversely affect Borrower’s ability to repay the Loan on the Maturity Date (each of the foregoing, collectively, the “Construction Covenants”);
(l)    If the Loan is part of a Securitization and if required by Lender, Lender shall be satisfied that the Expansion Parcel Release shall be permitted pursuant to REMIC Requirements (which may include, without limitation, the receipt of an opinion of counsel reasonably acceptable to Lender and acceptable to the Rating Agencies that the Expansion Parcel Release would not constitute a “significant modification” of the Loan under Section 1001 of the Internal Revenue Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC);

(m)    Borrower shall deliver to Lender such amendments or modifications to the Loan Documents as may be reasonably required by Lender to reflect the Expansion Parcel Release (including, without limitation, an amendment to the Security Instrument substituting a revised legal description reflecting the Expansion Parcel Release);

(n)    After giving effect to the Expansion Parcel Release, the Debt Yield for the Remaining Property (after taking into account the effect of (x) any reduction in the outstanding principal balance of the Loan by the Partial Payment Amount and (y) any income reasonably projected by Lender which will no longer be collateral for the Loan as a result of the Expansion Parcel Release) shall be no less than the Debt Yield for the Property immediately prior to the Expansion Parcel Release;

(o)    After giving effect to the Expansion Parcel Release, the Loan-to-Value Ratio (after taking into account the effect of (x) any reduction in the outstanding principal balance of the Loan by the Partial Payment Amount and (y) any income reasonably projected by Lender which will no longer be collateral for the Loan as a result of the Expansion Parcel Release) for the Remaining Property shall be no greater than the Loan-to-Value Ratio immediately prior to the Expansion Parcel Release (as determined based upon an updated Appraisal for the Property (including the Expansion Parcel));

(p)    If required by Lender, Lender shall have received a Rating Agency Confirmation with respect to the Expansion Parcel Release and the Construction Impact Alterations;

(q)    If any portion of the Expansion Parcel approved by Lender includes any portion of the Property which is subject to a Lease or otherwise attributed value in the Appraisal delivered to Lender in connection with the origination of the Loan, Borrower shall cause a Partial Defeasance Event with respect to any required Partial Payment Amount;

(r)    If such Expansion Parcel Release requires the payment of the Partial Payment Amount, then such Expansion Parcel Release shall not occur prior to the Defeasance Lockout Release Date;

(s)    Borrower shall deliver such other documents and instruments as Lender may reasonably request in connection with the Expansion Parcel Release and the Construction Impact Alterations;

(t)    Borrower shall pay all of the Rating Agencies’ fees, costs and expenses (to the extent applicable) in connection with the Expansion Parcel Release and the Construction; and

(u)    Borrower shall pay all of Lenders’ reasonable and customary third party costs and expenses in connection with the Expansion Parcel Release and the Construction Impact Alterations, including, without limitation, reasonable out-of-pocket attorney’s fees and construction consultant fees (collectively, the “Expansion Parcel Release Costs”). Notwithstanding the foregoing, at Lender’s request, Borrower shall deliver to Lender, within five (5) days of request by Lender to Borrower, a good faith deposit, in an amount reasonably determined by Lender, to be applied towards the payment of all of Lender’s Expansion Parcel Release Costs, and the remainder of which, if any, shall be repaid to Borrower in the event that the Expansion Parcel Release is not consummated or to the extent any amount remains upon the consummation of the Expansion Parcel Release in accordance with the terms of this Section 2.9.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date that:
Section 3.1    Legal Status and Authority.

Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the Property other than those for which the failure to obtain will not result in a Material Adverse Effect. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.

Section 3.2    Validity of Documents.

(a)    The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and Guarantor and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property, Borrower’s organizational documents, or any indenture, agreement or other instrument to which Borrower is a party or by which it or any of its assets or the Property is or may be bound or affected, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of the Security Instrument in appropriate land records in the State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower through the undersigned authorized representative of Borrower and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
Section 3.3    Litigation.

There is no action, suit, investigation, arbitration or proceeding, judicial, governmental, administrative or otherwise (including any condemnation or similar proceeding), pending, filed, or, to the best of Borrower’s knowledge, threatened or contemplated against or affecting Borrower or Guarantor or against or affecting the Property that has not been disclosed to Lender by Borrower in writing in connection with the closing of the Loan, is not fully covered by insurance or, if determined adversely to Borrower, would have a material adverse effect on (a) Borrower’s title to the Property, (b) the validity or enforceability of the Security Instrument, (c) Borrower’s ability to perform under the Loan Documents, (d) Guarantor’s ability to perform under the Guaranty, (e) the use or operation of the Property or (f) the principal benefit of the security intended to be provided by the Loan Documents.
Section 3.4    Agreements.

Borrower is not a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Agreement or instrument to which it is a party or by which Borrower or the Property is bound which would result in a Material Adverse Effect. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.
Section 3.5    Financial Condition.

(a)Borrower is solvent, and no proceeding under Creditors Rights Laws with respect to Borrower has been initiated and Borrower has received reasonably equivalent value for the granting of the Security Instrument.

(b)Neither the Property, nor any portion thereof, is the subject of any proceeding under Creditors Rights Laws.

(c)No petition in bankruptcy has been filed by or against Borrower, Guarantor or any Person under the Control of Sponsor, in the last ten (10) years, and neither Borrower, Guarantor nor any Person under the Control of Sponsor, in the last ten (10) years has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(d)Borrower is not contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.

Section 3.6    [Intentionally omitted].

Section 3.7    No Plan Assets.

As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrower are not and will not be subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans, and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof, neither Borrower nor any ERISA Affiliate maintains, sponsors or contributes to a Defined Benefit Plan or a Multiemployer Plan. Neither the Borrower nor an ERISA Affiliate sponsors, contributes to or maintains either currently or in the past a plan, document, agreement, or arrangement subject to ERISA.
Section 3.8    Not a Foreign Person.

Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.
Section 3.9    Business Purposes.

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
Section 3.10    Borrower Information.

Borrower’s principal place of business and its chief executive office as of the date hereof is c/o Brookfield Office Properties Inc., Brookfield Place, 250 Vesey Street, New York, NY 10281. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower is not subject to back-up withholding taxes.
Section 3.11    Status of Property.

(a)Borrower has obtained all material certificates, licenses, permits, franchises, consents, and other approvals, governmental and otherwise, necessary for the ownership and operation of the Property (including, without limitation, the ownership, use and operation of the Co-Gen Facility) and the conduct of its business (collectively, “Licenses”), the failure of which would have a Material Adverse Effect, and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are (i) in full force and effect as of the date hereof and (ii) not subject to revocation, suspension, forfeiture or modification the result of which would have a Material Adverse Effect.

(b)The Property and the present and contemplated use and occupancy thereof (including, without limitation, the ownership, use and operation of the Co-Gen Facility) are in full compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Applicable Law the failure of which would have a Material Adverse Effect.

(c)The Property is served (or through the Co-Gen Facility, is self-served) by all utilities necessary for the current or contemplated use thereof. All utility service is provided by public utilities (or through the Co-Gen Facility, is self-provided) and the Property has accepted or is equipped to accept such utility service. In the event the Co-Gen Facility were to cease operations, all utility service provided by the Co-Gen Facility would be provided by public utilities and/or the independent central plant facility providing service to the Bunker Hill area without material impairment to the Property or Borrower’s ability to comply with its obligations under the Leases. The Property is served by public water and sewer systems. Except as set forth in the Property Condition Report, all utilities and public water and sewer systems serving the Property are adequate for the current or contemplated use thereof.

(d)All public roads and streets necessary for service of and access to the Property for the current or contemplated use thereof have been completed, and are physically and legally open for use by the public. The Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the Property.

(e)    To Borrower’s knowledge, the Property is free from damage caused by fire or other casualty. Except as set forth in the Property Condition Report, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(f)    All costs and expenses (other than those not yet due and payable) of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under Applicable Law could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.

(g)    Borrower is the owner or lessee of all furnishings, fixtures and equipment (other than Tenants’ and Manager’s property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest, if any, created with respect to any Permitted Equipment Leases and the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents. 333 Hope is the owner of all of the Land and the Improvements (other than the Co-Gen Facility, which is owned by 333 Plant). 333 Plant does not own any Property other than the Co-Gen Facility.

(h)    To Borrower’s knowledge and except as disclosed in the Property Condition Report or the Environmental Report, all liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Applicable Law.

(i)    Except as shown on the Survey, no portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Improvements is located within such area, Borrower has obtained and will maintain the insurance prescribed in Section 7.1(a) hereof. No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(j)    Except for encroachments shown on the Survey or which otherwise (i) do not cause a Material Adverse Effect or (ii) may exist in accordance with Applicable Law pursuant to recorded agreements between Borrower and such applicable Person owning such adjoining land, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land and no improvements on adjoining properties encroach onto the Property.

(k)    To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

Section 3.12    Financial Information.

All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been prepared by or on behalf of Borrower and delivered to Lender in respect of Borrower, Guarantor and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Guarantor or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements.
Section 3.13    Condemnation.

No Condemnation or other proceeding has been commenced, is pending or, to Borrower’s knowledge, has been threatened in writing with respect to all or any portion of the Property or for the relocation of the access to the Property.
Section 3.14    Separate Lots.

The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.
Section 3.15    Insurance.

Borrower has obtained and has delivered to Lender certificates of insurance, together with binders, evidencing the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
Section 3.16    Use of Property.

The Property is used exclusively as first class office, parking and retail uses and other appurtenant and related uses.
Section 3.17    Leases and Rent Roll.

Except as set forth on Schedules IV and V attached hereto, as disclosed in the rent roll for the Property delivered to and approved by Lender (the “Rent Roll”) and the aging report and Tenant estoppels delivered to and approved by Lender, (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable against Borrower and the Tenants set forth therein and are in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) to Borrower’s knowledge, no party under any Lease is in default; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) to Borrower’s knowledge, none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated; (g) none of the Rents have been collected for more than one (1) month in advance (except a Security Deposit shall not be deemed rent collected in advance); (h) the premises demised under the Leases have been completed and the Tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis with no rent concessions to any Tenants; (i) to Borrower’s knowledge, there exist no offsets or defenses to the payment of any portion of the Rents and Borrower has no monetary obligation to any Tenant under any Lease; (j) Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease; (k) there are no agreements with the Tenants under the Leases with respect to the Property other than expressly set forth in each Lease; (l) no Lease contains an option to purchase, or right of first refusal to purchase, the Property; (m) to Borrower’s knowledge, no person or entity has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (n) [Intentionally omitted]; (o) all Security Deposits relating to the Leases reflected on the Rent Roll have been collected by Borrower; (p) no brokerage commissions or finder’s fees are due and payable regarding any Lease; (q) to Borrower’s knowledge, each Tenant is in actual, physical occupancy of the premises demised under its Lease and is paying full rent under its Lease; and (r) no Tenant occupying 20% or more (by square feet) of the net rentable area of the Property is, to Borrower’s knowledge, a debtor in any state or federal bankruptcy, insolvency or similar proceeding.
Section 3.18    Filing and Recording Taxes.

All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under Applicable Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument, if any, have been paid or will be paid, and, under current Applicable Law, the Security Instrument is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.19    Management Agreement.

The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under the Management Agreement are due and payable.

Section 3.20    Illegal Activity/Forfeiture.

(a)No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and, to Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of medical marijuana).

(b)There has not been committed by Borrower or, to Borrower’s knowledge, any other person in occupancy of or involved with the operation or use of the Property, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents (a “Forfeiture”).

Section 3.21    Taxes.

Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
Section 3.22    Permitted Encumbrances.

None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents, materially and adversely affects the value or marketability of the Property, materially and adversely impairs the use or the operation of the Property or materially and adversely impairs Borrower’s ability to pay its obligations in a timely manner.
Section 3.23    Material Agreements.

With respect to each Material Agreement, (a) each Material Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Material Agreement by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Material Agreement, (c) all payments and other sums due and payable under the Material Agreements have been paid in full, and (d) no party to any Material Agreement has commenced any action or given or received any notice for the purpose of terminating any Material Agreement.
Section 3.24    Non-Consolidation Opinion Assumptions.

All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true, complete and correct in all material respects.
Section 3.25    Federal Reserve Regulations.

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.
Section 3.26    Investment Company Act.

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
Section 3.27    Fraudulent Conveyance.

Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities.
Section 3.28    Embargoed Person.

As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor constitute property of, or are beneficially owned, directly or, to Borrower’s knowledge, indirectly, by any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan made by Lender is in violation of Applicable Law (“Embargoed Person”); (b) unless expressly waived in writing by Lender, no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; and (c) to Borrower’s knowledge, none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower or Guarantor

(or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is designated as an Embargoed Person, Borrower shall immediately notify Lender in writing. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor or any other party to the Loan is designated as an Embargoed Person. The representations contained in this Section 3.28 shall not be deemed to apply to shareholders in any indirect owner of Borrower whose shares are listed through a publicly traded company listed on the New York Stock Exchange or another nationally recognized stock exchange.
Section 3.29    Patriot Act.

All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower and Guarantor and each other Person directly or indirectly owned or Controlled by Sponsor, or, to Borrower’s knowledge, any other Person that has an economic interest in Borrower or the Property, is: (i) in full compliance with all applicable requirements of the Patriot Act and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (v) not owned or controlled by or now acting and or will in the future act for or on behalf of any person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Guarantor or any Person directly or indirectly owned and/or Controlled by Sponsor is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. At Lender’s option, it shall be an Event of Default hereunder if Borrower or Guarantor is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering. The representations contained in this Section 3.29 shall not be deemed to apply to shareholders in any indirect owner of Borrower whose shares are listed through a publicly traded company listed on the New York Stock Exchange or another nationally recognized stock exchange.
Section 3.30    Organizational Chart.

The organizational chart attached as Schedule II hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.
Section 3.31    Bank Holding Company.

Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.32    [Intentionally Omitted].

Section 3.33    REA Representations.

With respect to each REA, (a) each REA is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any REA by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any REA, (c) all sums due and payable under each REA have been paid in full, (d) no party to any REA has commenced any action or given or received any notice for the purpose of terminating any REA, and (e) the representations made in any estoppel or similar document delivered with respect to any REA in connection with the Loan, if any, are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.
Section 3.34    No Change in Facts or Circumstances.

All information prepared by or on behalf of Borrower or Guarantor and delivered to Lender and in all financial statements, rent rolls, reports, certificates and other documents prepared by or on behalf of Borrower or Guarantor and submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would have a Material Adverse Effect.
Section 3.35    Perfection of Accounts.

Borrower hereby represents and warrants to Lender that:
(a)This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts; and

(b)The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement.

Section 3.36    [Intentionally Omitted].

Section 3.37    Co-Gen Facility.

(a)    (i) Each Co-Gen Facility Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (ii) there are no defaults under any Co-Gen Facility Agreement by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Co-Gen Facility Agreement, (ii) all sums due and payable under each Co-Gen Facility Agreement have been paid in full, (iv) no party to any Co-Gen Facility Agreement has commenced any action or given or received any notice for the purpose of terminating any Co-Gen Facility Agreement and (v) other than the Co-Gen Facility Agreements, there are no agreements, contracts or other documents governing the relationship between 333 Hope and 333 Plant with respect to the Co-Gen Facility.

(b)    Each of the Co-Gen Facility Agreements is on terms and conditions that are intrinsically fair and commercially reasonable and is terminable upon the foreclosure of the Security Instrument or the acceptance of a deed-in-lieu thereof.

(c)    The Co-Gen Facility does not provide any Energy Services (as defined in the Energy Services Agreement) to any Person or any property other than the Property.

Section 3.38    Guarantor Representations.

(a)    Borrower hereby represents and warrants that, as of the date hereof, the representations and warranties set forth in Sections 3.1 through 3.8, 3.12, 3.27, 3.28, 3.29, and 3.34 above are true and correct with respect to Guarantor, as the same are applicable to Guarantor. Wherever the term “Borrower” is used in each of the foregoing Sections it shall be deemed to be “Guarantor” with respect to Guarantor.
Section 3.9    Borrower’s knowledge. To the extent any statement herein is qualified to “Borrower’s knowledge” or “the knowledge of Borrower” or some similar statement, such knowledge shall be deemed to mean the actual knowledge of Mark Brown and Mark Phillips after due inquiry (including, without limitation, consultation with the Manager), provided, however, that designating such individuals as knowledge parties hereunder shall not be deemed to subject such individuals to any personal liability whatsoever. Borrower represents and warrants that Mark Brown and Mark Phillips have current, factual knowledge of the matters covered in herein and in the other Loan Documents with respect to Borrower, Guarantor and the Property.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE 4.

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 4.1    Existence.

Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the applicable State and (c) its franchises and trade names, if any.
Section 4.2    Applicable Law.

(a)Borrower shall promptly comply and shall cause the Property to comply in all material respects with all Applicable Law affecting the Borrower and the Property, or the use thereof, including, without limitation, all Environmental Laws and Applicable Law relating to OFAC, Embargoed Persons and the Patriot Act the failure of which is reasonably likely to have a Material Adverse Effect. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, Licenses, permits, trade names, and franchises the failure of which is reasonably likely to have a Material Adverse Effect. Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a material violation of any Applicable Law and of the commencement of any proceedings or investigations which relate to non-compliance with Applicable Law.

(b)After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Applicable Law, the applicability of any Applicable Law to Borrower or the Property or any alleged material violation of any Applicable Law, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Applicable Law determined to be valid or applicable or cure any violation of any Applicable Law; (v) such proceeding shall suspend the enforcement of the contested Applicable Law against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender (provided, however, Lender shall not require such security in excess of 110% of any amount owed by Borrower as a result of such non-compliance), to insure compliance with such Applicable Law, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Applicable Law at any time when, in the judgment of Lender, the validity, applicability or violation of such Applicable Law is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

(c)Borrower hereby covenants and agrees not to commit, permit or suffer to exist, and to use commercially reasonable efforts to prevent any other Person from committing, permitting or suffering to exist (which such efforts shall include enforcement of any applicable contract), any act or omission affording a right of Forfeiture. Borrower also hereby covenants and agrees that it shall not commit, permit or suffer to exist, and to use commercially reasonable efforts to prevent any other Person from committing, permitting or suffering to exist (which such efforts shall include enforcement of any applicable contract), any illegal activities or activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of medical marijuana).

Section 4.3    Maintenance and Use of Property.

Borrower shall cause the Property to be maintained in a good and safe condition and repair in all material respects. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender or as otherwise permitted pursuant to Section 4.21 hereof. Borrower shall promptly repair, replace or rebuild any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.13 hereof and shall complete and pay for any structure at any time in the process of construction or repair on the Land. Borrower shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.
Section 4.4    Waste.

Borrower shall not commit or suffer any physical waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that is reasonably likely to invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.
Section 4.5    Taxes and Other Charges.

(a)Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.1 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes and Other Charges in the event that such Taxes and Other Charges have been paid by Lender pursuant to Section 8.1 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.

(b)    After prior written notice to Lender (provided, however, so long as the conditions set forth in items (i) through (v) below are satisfied and the full amount of such Taxes and/or Other Charges, as applicable, have been paid in full, then no such prior notice shall be required), Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be requested by Lender (provided, however, Lender shall not require any reserve deposit in excess of 110% of any disputed Taxes or Other Charges, together with all interest and penalties thereon), to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instrument being primed by any related lien.

Section 4.6    Litigation.

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower or any SPE Component Entity which is reasonably likely to have a Material Adverse Effect.
Section 4.7    Access to Property.

Subject to the rights of Tenants under Leases, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.
Section 4.8    Non-Consolidation Opinion.

Borrower shall not violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion. In the event Borrower becomes aware, from any source whatsoever, that any of the assumptions contained in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion is untrue or becomes untrue (a “Non-Con Assumption Event”), then Borrower shall notify Lender of such Non-Con Assumption Event within fifteen (15) days of such knowledge. Borrower shall deliver to Lender, within fifteen (15) days of Lender’s written request, a New Non-Consolidation Opinion or an update from the law firm under the most recent Non-

Consolidation Opinion previously delivered to Lender to the effect that such Non-Con Assumption Event does not negate/impair the Non-Consolidation Opinion previously delivered to Lender.
Section 4.9    Cooperate in Legal Proceedings.

Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Lender, at Lender’s election, to participate in any such proceedings.
Section 4.10    Performance by Borrower.

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto.
Section 4.11    Awards.

Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Lender of the expense of an appraisal on behalf of Borrower in case of a Casualty or Condemnation affecting the Property or any part thereto) out of such Awards or insurance proceeds.
Secton 4.12    Books and Records.

(a)Borrower shall keep adequate books and records of account in accordance with GAAP, or in accordance with other methods acceptable to Lender in its reasonable discretion (consistently applied), and furnish to Lender:

(i)quarterly (and upon written request of Lender prior to a Securitization, monthly) certified rent rolls (in the form approved by Lender in connection with the closing of the Loan), each signed and dated by a Responsible Officer of Borrower, within fifteen (15) Business Days after the end of each calendar month (if requested) or sixty (60) days after the end of each calendar quarter, as applicable;

(ii)quarterly (and upon written request of Lender prior to a Securitization, monthly) operating statements of the Property, prepared and certified by a Responsible Officer of Borrower in the form required by Lender, detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within fifteen (15) Business Days after the end of each calendar month (if requested) or sixty (60) days after the end of each calendar quarter, as applicable;

(iii)    an annual balance sheet, profit and loss statement, statement of cash flow and statement of change in financial position of Borrower audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, within one hundred twenty (120) days after the close of each fiscal year of Borrower;

(iv)    by no later than December 15 of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for the Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements (the “Annual Budget”). Upon the occurrence and during the continuance of a Trigger Period (as defined in the Cash Management Agreement) Lender shall have the right to approve each Annual Budget. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections (and deliver to Borrower a reasonably detailed description of such objections) within fifteen (15) days after receipt of written request for approval and all required information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER”. Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recent Annual Budget shall apply; provided that, such approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and expenses under the Management Agreement. In the event that Lender fails to respond to the budget approval request within such time periods set forth above, Lender’s approval shall be deemed given for all purposes. Borrower shall provide Lender with such information and documentation as may be reasonably required by Lender to approve such Annual Budget. For purposes of clarification, Lender requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing. In the event that Borrower incurs an extraordinary operating expense or extraordinary capital expenditure not set forth in an Approved Budget during a Cash Trap Event Period, then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such expenditure for Lender’s approval; provided, however that Lender’s approval shall not be required with respect to any such expense that is funded from a capital contribution to Borrower from any of its members or any other funds of Borrower. Within sixty (60) days of the occurrence of a Trigger Event (as defined in the Cash Management Agreement) Borrower may elect to submit a replacement Annual Budget for approval by Lender;

(v)    by no later than fifteen (15) Business Days after Lender’s request prior to Securitization, and thereafter by no later than sixty (60) days after and as of the end of each calendar quarter, a calculation of the then current Debt Service Coverage Ratio certified by a Responsible Officer of Borrower to be true and complete, together with such back-up information as Lender shall require;

(vi)    upon request of Lender prior to Securitization, and thereafter by no later than sixty (60) days after and as of the end of each calendar quarter, a tenant aging and receivables report with respect to the Property for the most recently completed calendar month or quarter (as applicable); and

(vii)    by no later than sixty (60) days after the end of each calendar quarter, a copy of each new Lease or any renewals, amendments or modification of a Lease, in each case, not previously delivered to Lender, together with Borrower’s certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.

(b)    Upon request from Lender, Borrower shall furnish in a timely manner to Lender, an accounting of all Security Deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such Security Deposits are held, the name and address of the financial institutions in which such Security Deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

(c)    Within ten (10) days of Lender’s request, Borrower shall furnish Lender with such other additional financial or management information as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records at any reasonable time from time to time during business hours upon reasonable advance notice.

(d)    Borrower agrees that all financial statements and other items required to be delivered to Lender pursuant to this Section 4.12 (each a “Required Financial Item” and, collectively, the “Required Financial Items”) shall: (i) be complete and correct in all material respects; (ii) present fairly the financial condition of the party; (iii) disclose all liabilities that are required to be reflected or reserved against; and (iv) be prepared (A) in hardcopy or electronic formats and (B) in accordance with GAAP or in accordance with other methods acceptable to Lender in its sole discretion (consistently applied). Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.

Section 4.13    Estoppel Certificates.

(a)    After request by Lender, Borrower, within ten (10) Business Days of such request, shall furnish Lender or any proposed assignee (including any Investor or potential Investor) with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the maturity date of the Note, (v) the date installments of interest and/or principal were last paid, (vi) [Intentionally omitted], (vii) that this Agreement, the Note, the

Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification and (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof. Borrower shall not be required to deliver the above required estoppel more often than once in any calendar year except in connection with any Secondary Market Transaction or if an Event of Default has occurred and is continuing.

(b)    Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as Lender may reasonably require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease. Borrower shall not be required to deliver the above required estoppel more often than once in any calendar year except in connection with any Secondary Market Transaction or if an Event of Default has occurred and is continuing

(c)    Borrower shall use commercially reasonable efforts to deliver to Lender, upon request, estoppel certificates from each party under each REA in form and substance reasonably acceptable to Lender. Borrower shall not be required to deliver the above required estoppel more often than once in any calendar year except in connection with any Secondary Market Transaction or if an Event of Default has occurred and is continuing.

(d)    Provided no Event of Default has occurred and is continuing, after written request by Borrower to Lender, not more often than once in any calendar year, Lender shall within fifteen (15) Business Days furnish Borrower with a statement, stating (i) the outstanding principal balance of the Loan, (ii) the interest rate of the Note, and (iii) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

Secion 4.14    Leases and Rents.

(a)Upon request, Borrower shall furnish Lender with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates for similar properties in the downtown Los Angeles, California submarket and shall be arm’s length transactions with bona fide, independent third-party Tenants.

(b)    Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a renewal, amendment or modification to a Major Lease)) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: such Lease (i) provides for rental rates comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.14, provides that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale, (iii)

is written substantially in accordance with the standard form of Lease which shall have been approved by Lender (subject to any commercially-reasonable changes made in the course of negotiations with the applicable Tenant), (iv) is not with an Affiliate of Borrower or any Guarantor, and (v) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except (A) in the event of the destruction or condemnation of substantially all of the Property and (B) a termination right entered into in the ordinary course of business that (1) would not result in any event in a lease term of less than five (5) years (if such termination right was exercised by Tenant), (2) requires the Tenant to pay a termination fee equal to any unamortized leasing costs (including without limitation any rent abatements, rent concessions, tenant improvement costs, tenant allowances or leasing commissions) and (3) could not be reasonably expected to cause a Material Adverse Effect). All other Leases (including Major Leases) and all renewals, amendments and modifications thereof (including, without limitation, any subletting or assignment thereunder not contemplated by the express terms of such Lease (other than any subletting or assignment which does not require Borrower’s consent under such Lease)) not permitted under the terms of this Section 4.14(b) executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with the assignment or sublease of a Lease if (i) no Event of Default is continuing, (ii) the assignment or sublease is effectuated in accordance with the terms of such Lease, (iii) not later than ten (10) Business Days prior to the effective date of any assignment of a Major Lease Borrower delivers to Lender written notice describing in reasonable detail such assignment of such Major Lease, (iv) the assigning or subletting Tenant continues to remain liable for all obligations and liabilities under such Lease following such assignment or sublease and (v) there is no other amendment or modification to such Lease which would otherwise require the Lender’s approval under this Section 4.14 hereof.

(c)    Lender shall execute and deliver a Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit C to Tenants under future Leases demising 15,000 square feet or more of the net leasable square footage of the Property promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, as are reasonably acceptable to Lender.

(d)    Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in all material respects in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than Security Deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not, without Lender’s consent, materially and adversely alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, materially reduce the obligations of the lessee or materially increase the obligations of lessor, unless, in each case, such amendment or modification would otherwise be permitted pursuant to Section 4.14(b) above; and (vi) shall hold all Security Deposits under all Leases in accordance with Applicable Law. Notwithstanding the foregoing, provided that an Event of Default shall have not occurred and be continuing, Borrower shall have the right, without the consent or approval of Lender, to terminate or accept a surrender of any Lease (other than a Major Lease) so long as such termination or surrender is (i) by reason of a monetary or material non-monetary default by the Tenant thereunder and (ii) in a commercially reasonable manner to preserve and protect the Property.

(e)    Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information reasonably requested by Lender regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan.

(f)    Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any termination fee or payment (“Lease Event Payment”) paid by any Tenant under any Lease in consideration of any termination, modification or amendment or settlement of any Lease or any release or discharge of any Tenant under any Lease from any obligation thereunder, including, without limitation, the voluntary surrender of any space demised under a Lease (a “Lease Event”). Borrower further covenants and agrees that (i) Borrower shall hold any such Lease Event Payment in trust for the benefit of Lender and (ii) (A) in the event such Lease Event Payment is less than $50,000 and such Lease Event does not have a Material Adverse Effect, such Lease Event Payment shall be payable to Borrower or (B) in the event such Lease Event Payment equals or exceeds $50,000 or such Lease Event has a Material Adverse Effect, such Lease Event Payment shall be placed by Borrower in reserve with Lender, to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the Property in accordance with the terms and conditions of Section 8.5(b) hereof.

(g)    Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required for any leasing matters set forth in this Section 4.14, Lender shall have ten (10) Business Days from receipt of written request and all required information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER”. In the event that Lender fails to respond to the leasing matter in question within such time, Lender’s approval shall be deemed given for all purposes. Borrower shall provide Lender with such information and documentation as may be reasonably required by Lender, including, without limitation, lease comparables and other market information as reasonably required by Lender. For purposes of clarification, Lender requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing; provided that Borrower’s subsequent response to such request shall again be subject to the terms of this Section 4.14(g).

Section 4.15    Management Agreement.

(a)    Borrower shall (i) diligently perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced which are necessary to keep unimpaired the rights of

Borrower under the Management Agreement and (ii) promptly notify Lender of the giving of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice. Without Lender’s prior written consent, Borrower shall not surrender the Management Agreement, consent to the assignment by Manager of its interest under the Management Agreement (unless such assignment is to an Affiliate of Borrower which is Controlled by Sponsor and such Affiliate enters into an Assignment of Management Agreement in form and substance substantially similar to the Assignment of Management Agreement executed by Manager as of the Closing Date), or terminate or cancel the Management Agreement or modify, change, supplement, alter or amend the Management Agreement, in any material respect, either orally or in writing, and Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender the Management Agreement or to terminate, cancel, materially modify, materially change, materially supplement, materially alter or materially amend the Management Agreement in any respect, and any such surrender of the Management Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the prior consent of Lender shall be void and of no force and effect.

(b)    If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.

(c)    Borrower shall notify Lender if Manager sub-contracts to a third party any or all of its management and/or leasing responsibilities under the Management Agreement. Borrower shall, from time to time, use commercially reasonable efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be reasonably requested by Lender. Borrower shall not be required to deliver the above required estoppel more often than once in any calendar year except in connection with any Secondary Market Transaction or if an Event of Default has occurred and is continuing.

(d)    Without limitation of the foregoing, if the Management Agreement is terminated pursuant to the Assignment of Management Agreement or for any other reason, then Lender, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth in the Assignment of Management Agreement, a new manager (the “New Manager”) to manage the Property, which such New Manager shall be a Qualified Manager. New Manager shall be engaged by Borrower pursuant to a written management agreement that complies with the terms hereof and of the Assignment of Management Agreement and is otherwise satisfactory to Lender in all respects. New Manager and Borrower shall execute an Assignment of Management Agreement in the form then used by Lender. Without limitation of the foregoing, if required by Lender, Borrower shall, as a condition precedent to Borrower’s engagement of such New Manager, obtain a Rating Agency Confirmation with respect to such New Manager and management agreement. To the extent that such New Manager is an Affiliated Manager, Borrower’s engagement of such New Manager shall be subject to Borrower’s delivery to Lender of a New Non-Consolidation Opinion with respect to such New Manager and new management agreement.

Section 4.16    Payment for Labor and Materials.

(a)Subject to Section 4.16(b), Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property (any such bills and costs, a “Work Charge”) and never permit to exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.

(b)After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to the Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender (provided, however, Lender shall not require such security in excess of 110% of any amount owed by Borrower for such Work Charge), to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

Secion 4.17    Performance of Other Agreements.

Borrower shall observe and perform each and every term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property, or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto the failure of which is reasonably likely to result in a Material Adverse Effect.
Section 4.18    Debt Cancellation.

Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
Section 4.19    ERISA.

(a)Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative exemption) prohibited transaction under ERISA (“ERISA”) or constitute a violation of any state statute, regulation or ruling impacting a Defined Benefit Plan or a governmental plan.

(b)Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans; and (C) one or more of the following circumstances is true:

(i)Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by ERISA Section 3(42), disregarding the value of any equity interests in Borrower held by (I) a person (other than a benefit plan investor) who has discretionary authority or control with respect to the assets of Borrower, (II) any person who provides investment advice for a fee (direct or indirect) with respect to the assets of Borrower, or (III) any affiliate of a person described in the immediately preceding clause (I) or (II);

(iii)Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e);

(iv)The assets of Borrower are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42); or

(v)    If a state statute, regulation or ruling does apply to transactions by or with Borrower regulating investments of, or fiduciary obligations with respect to, governmental plans, no transactions contemplated by the Loan Documents will violate such statute, regulation or ruling.

(c)    Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Defined Benefit Plan or a Multiemployer Plan or permit the assets of Borrower to (i) become “plan assets”, whether by operation of law or under regulations promulgated under ERISA or (ii) become subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans.

Section 4.20    No Joint Assessment.

Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
Section 4.21    Alterations.

Borrower may, without Lender’s consent, perform alterations to any Improvements which (i) do not constitute a Material Alteration and (ii) upon completion are not reasonably expected to result in a Material Adverse Effect. Borrower shall not perform any Material Alteration without Lender’s prior written consent. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) a Letter of Credit, (iv) other securities acceptable to Lender (provided that, if required by Lender, Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (v) a completion bond (provided that, if required by Lender, Lender shall have received a Rating Agency Confirmation as to the form and issuer of same) (items (i) through (v) above, the “Alteration Security”). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold. All alterations to any Improvements shall be made lien-free and in a good and workmanlike manner in accordance with all Applicable Laws. It being understood that if the remaining cost to the complete the applicable alterations is equal to or less than the amount of the Alteration Security, then any Alteration Security delivered to Lender shall be disbursed to Borrower (or shall be proportionately reduced by Borrower with respect to non-cash Alteration Security) no more frequently than monthly in accordance with the terms and conditions set forth in Section 8.4(b) through (e) hereof (except that all references in Section 8.4(b), 8.4(d) and 8.4(e) hereof to “Replacements” or “Replacement work” shall be deemed reference to the alterations and alterations work performed pursuant to this Section 4.21). Any Alteration Security delivered to

Lender in a form other than cash may be reduced in connection with the disbursements referred to in the previous sentence. All alterations to any Improvements shall be made lien-free and in a good and workmanlike manner in accordance in all material respects with Applicable Law.
Nothing in this Section 4.21 shall (i) make Lender responsible for making or completing any alterations; (ii) require Lender to expend funds in addition to the Alteration Security to complete any alterations; (iii) obligate Lender to proceed with any alterations; or (iv) obligate Lender to demand from Borrower additional sums to complete any alterations.
Section 4.22    REA Covenants.

Borrower shall (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under any REA and do all things necessary to preserve and to keep unimpaired its material rights thereunder the failure of which is reasonably likely to have a Material Adverse Effect; (b) promptly notify Lender of any material default under any REA of which Borrower has received notice; (c) [Intentionally omitted]; (d) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under any REA in a commercially reasonable manner the failure of which is reasonably likely to have a Material Adverse Effect; (e) cause the Property to be operated, in all material respects, in accordance with any REA the failure of which is reasonably likely to have a Material Adverse Effect; and (f) not, without the prior written consent of Lender, and except with respect to Permitted Encumbrances, (i) enter into any new REA or execute modifications to any existing REA, (ii) surrender, terminate or cancel any REA, (iii) reduce or consent to the reduction of the term of any REA, (iv) increase or consent to the increase of the amount of any charges under any REA, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any REA in any material respect, or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under any REA.
Section 4.23    Material Agreements.

Borrower shall (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Material Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder the failure of which is reasonably likely to have a Material Adverse Effect; (b) promptly notify Lender of any material default under the Material Agreements of which Borrower has received notice; (c) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Material Agreements in a commercially reasonable manner the failure of which is reasonably likely to have a Material Adverse Effect; (d) cause the Property to be operated, in all material respects, in accordance with the Material Agreements the failure of which is reasonably likely to have a Material Adverse Effect; and (e) not, without the prior written consent of Lender, (i) enter into any new Material Agreement or execute modifications to any existing Material Agreements, (ii) surrender, terminate or cancel the Material Agreements, (iii) reduce or consent to the reduction of the term of the Material Agreements, (iv) increase or consent to the increase of the amount of any charges under the Material Agreements, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Material Agreements in any material respect, or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Material Agreements.

Section 4.24    Construction Impact Alterations.

(a)    Borrower shall (i) timely perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Construction Impact Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Construction Impact Agreements of which it is aware; (iii) promptly deliver to Lender a copy of each expenditures plan, notice, report (including, without limitation, any monitor reports) and estimate which is material in nature and received by it under the Construction Impact Agreements; (iv) use commercially reasonable efforts to enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed under the Construction Impact Agreements in a commercially reasonable manner; (v) cause the Property to be operated, in all material respects, in accordance with the Construction Impact Agreements; (vi) in the event Release Transferee fails to substantially complete any Construction Impact Alteration, in accordance in all material respects with the terms of the Construction Impact Agreements and Applicable Law, which has been commenced by Release Transferee (or any of its agents, contractors or affiliates) (each such commenced Construction Impact Alteration, the “Commenced Work”), Borrower shall substantially complete, or cause the substantial completion of, in a good and workman-like lien-free manner the Commenced Work (provided, however, such Commenced Work shall not be required to be completed pursuant to the original plans and specifications so long as such Commenced Work is completed so as to repair and restore any portion of the Property affected by such Commenced Work (the “Affected Area”) which is required for the use, operation or structural support of the Property to such that such Affected Area is safe and not dangerous to health or other property, is in compliance with all Applicable Law and is suitable for the continued use, operation and structural support of the Property); and (vii) not, without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, (A) enter into any Construction Impact Agreements, or execute modifications to any Construction Impact Agreements which materially increase the obligations or materially decrease the rights of Borrower, (B) surrender, terminate or cancel any Construction Impact Agreement, (C) increase or consent to the material increase of the amount of any charges payable by Borrower, if any, under any Construction Impact Agreement, (D) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Construction Impact Agreement in any material respect, (E) approve any plans and specifications for any Construction Impact Alteration or any budget for same, or materially amend or modify any of the foregoing (it being understood that Lender’s approval rights under this subsection may be conditioned upon evidence of insurance reasonably acceptable to Lender (following Lender’s consultation with Lender’s insurance consultant as to the adequacy of such insurance coverages) being in effect with respect to and commensurate with the scope of work being performed with respect to the Construction Impact Alterations), (F) approve any engineering, seismic, environmental or other related report related to the Construction, any Construction Impact Alterations or the impact of the same on the Remaining Property, (G) grant any licenses to Release Transferee for access or use of the Property which is reasonably likely to result in a Material Adverse Effect, or (H) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Construction Impact Agreements.

(b)    Borrower shall deliver to Lender, promptly following receipt by Borrower from Release Transferee, a copy of (i) all material plans, specifications, contracts, permits and licenses with respect to the Construction Impact Alterations, (ii) all “as-built” drawings and surveys with respect to any Construction Impact Alterations and (iii) the certificate of occupancy for any improvements built upon the Released Expansion Parcel which are interconnected with any portion of the Remaining Property.

(c)    Upon at least two (2) Business Days’ prior written notice from Lender (unless Lender reasonably determines an emergency condition exists), Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s CIA Consultant) to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Construction Impact Alterations and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Construction Impact Alterations. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s CIA Consultant in connection with inspections described in this subclause (c).

(d)    In connection with any Construction Impact Alterations, Lender may, in its sole and absolute discretion, engage an independent architect or contractor (the “CIA Consultant”) at Borrower’s cost and expense. The CIA Consultant shall have all rights of Lender as set forth in Section 4.24(c) above.

(e)    Nothing in this Section 4.24 shall (i) make Lender responsible for making or completing any Construction Impact Alterations or any Commenced Work; (ii) require Lender to expend funds to complete any Construction Impact Alterations or any Commenced Work; or (iii) obligate Lender to proceed with any Construction Impact Alterations or any Commenced Work.

(f)    In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with any Construction Impact Alterations or any Commenced Work. All such policies shall be in form and amount reasonably satisfactory to Lender.

(g)    If the total unpaid amounts incurred and to be incurred with respect to any Construction Impact Alterations shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents either (i) Alteration Security or (ii) a contractor default insurance policy reasonably acceptable to Lender (which such approval may, if requested by Lender, be conditioned on receipt of a Rating Agency Confirmation). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such Construction Impact Alterations over the Alteration Threshold. It being understood that if the remaining cost to the complete the applicable Construction Impact Alteration is equal to or less than the amount of the Alteration Security, then any Alteration

Security delivered to Lender shall be disbursed to Borrower (or shall be proportionately reduced by Borrower with respect to non-cash Alteration Security) no more frequently than monthly in accordance with the terms and conditions set forth in Section 8.4(b) through (e) hereof (except that all references in Section 8.4(b), 8.4(d) and 8.4(e) hereof to “Replacements” or “Replacement work” shall be deemed reference to the Construction Impact Alterations and work performed pursuant to this Section 4.24). Any Alteration Security delivered to Lender in a form other than cash may be reduced in connection with the disbursements referred to in the previous sentence.

Section 4.25    Co-Gen Facility.

(a)Borrower shall (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Co-Gen Facility Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder the failure of which is reasonably likely to have a Material Adverse Effect; (ii) promptly notify Lender of any material default under the Co-Gen Facility Agreements of which Borrower has received notice; (c) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Co-Gen Facility Agreements in a commercially reasonable manner the failure of which is reasonably likely to have a Material Adverse Effect; (d) cause the Property to be operated, in all material respects, in accordance with the Co-Gen Facility Agreements the failure of which is reasonably likely to have a Material Adverse Effect; and (e) not, without the prior written consent of Lender, (i) enter into any new Co-Gen Facility Agreement or execute modifications to any existing Co-Gen Facility Agreements, (ii) surrender, terminate or cancel the Co-Gen Facility Agreements, (iii) reduce or consent to the reduction of the term of the Co-Gen Facility Agreements, (iv) increase or consent to the increase of the amount of any charges under the Co-Gen Facility Agreements, except as such increase is expressly set forth in such Co-Gen Facility Agreement, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Co-Gen Facility Agreements in any material respect, or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Co-Gen Facility Agreements.

(b)Borrower shall not use the Co-Gen Facility to provide any Energy Services (as defined in the Energy Services Agreement) to any Person or any property other than the Property. For the avoidance of doubt, Borrower shall not use the Co-Gen Facility to provide any Energy Services for the Released Expansion Parcel.

ARTICLE 5. ENTITY COVENANTS

Section 5.1    Single Purpose Entity/Separateness.

(a)    Each Borrower has not and will not:

(i)engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;

(ii)acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property;

(iii)    merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)    fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Applicable Law of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)    own any subsidiary, or make any investment in, any Person;

(vi)    commingle its assets with the assets of any other Person;

(vii)    incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt and the Prior Loan, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (C) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time three percent (3%) of the outstanding principal amount of the Debt. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;

(viii)    fail to maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any constituent party. Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix)    enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)    maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)    assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)    make any loans or advances to any Person;

(xiii)    fail to file its own tax returns unless prohibited by Applicable Law from doing so (except that Borrower may file or may include its filing as part of a consolidated federal tax return, to the extent required and/or permitted by Applicable Law, provided that there shall be an appropriate notation indicating the separate existence of Borrower and its assets and liabilities);

(xiv)    fail either to hold itself out to the public, and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, fail to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so after the payment of Debt Service, monthly deposits into the Reserve Funds, other sums due and payable under the Loan Documents and Operating Expenses; it being understood that this provision shall not require any equity owner to make any additional capital contribution to Borrower);

(xvi)    without the unanimous written consent of all of its partners or members, as applicable, and the consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPE Component Entity level), take any Material Action;

(xvii)    fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;

(xviii)    fail to remain solvent, to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case, to the extent there exists sufficient cash flow from the Property to do so after the payment of Debt Service, monthly deposits into the Reserve Funds, other sums due and payable under the Loan Documents and Operating Expenses; it being understood that this provision shall not require any equity owner to make any additional capital contribution to Borrower);

(xix)    acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable or identify its partners, members or shareholders or other affiliates, as applicable, as a division or part of it; or

(xx)    identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it.

(b)    Borrower hereby represents and warrants that (I) Borrower (i) is and has always been duly formed, validly existing and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business; (ii) does not have any judgments or liens of any nature against it (except for Permitted Encumbrances not yet due); (iii) has been and is in material compliance with all Applicable Law and has received all permits necessary for it to operate its contemplated business; (iv) except as set forth on Schedule VII attached hereto (the “Existing Litigation”), is not the subject of, or currently involved in any capacity in, any pending or threatened litigation; and such Existing Litigation, if determined adversely against Borrower would not reasonably be expected to result in a Material Adverse Effect; (v) has paid all Taxes and Other Charges; (vi) has never owned any property other than the Property and has never engaged in any business except the ownership and operation of the Property; (vii) is not now and has not ever been a party to any lawsuit, arbitration, summons or legal proceeding; (viii) has not failed to provide Lender with complete financial statements that reflect a fair and accurate view of its financial condition; and (ix) has no material contingent or actual obligations not related to the Property; and (II)(A) Prior Lender is the current holder of the Prior Loan, (B) the Prior Loan has been satisfied in full on or before the date hereof, (C) neither Borrower, SPE Component Entity, nor Guarantor have any remaining liabilities or obligations in connection with the Prior Loan (other than environmental and other limited and customary indemnity obligations), and (D) Prior Lender has released all collateral and security for the Prior Loan as of the date hereof.

(c)    If Borrower is a limited partnership or a limited liability company (other than an Acceptable LLC), each general partner or managing member (each, an “SPE Component Entity”) shall be a corporation or an Acceptable LLC (I) whose sole asset is its interest in Borrower, (II) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in Borrower; (III) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (IV) which has and will at all times own at least a 0.5% direct equity ownership interest in Borrower. Each such SPE Component Entity will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Article 5 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPE Component Entity. Upon the withdrawal or the disassociation of an SPE Component Entity from Borrower, Borrower shall immediately appoint a new SPE Component Entity whose articles of incorporation or organization are substantially similar to those of such SPE Component Entity and deliver a New Non-Consolidation Opinion to Lender with respect to the new SPE Component Entity and its equity owners.

(d)    In the event Borrower or the SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or the SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or the SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower or the SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or the SPE Component Entity (as applicable) automatically be admitted to Borrower or the SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or the SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or the SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware or Maryland law (as applicable) and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Directors of the SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or the SPE Component Entity (as applicable) upon the admission to Borrower or the SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or the SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware or Maryland (as applicable, the “Act”), Special Member shall not be required to make any capital contributions to Borrower or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or the SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or the SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or the SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or the SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or the SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of Borrower or the SPE Component Entity (as applicable).

(e)    The LLC Agreement shall further provide that, (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or the SPE Component Entity (as applicable) shall continue without dissolution, and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or the SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable).

Section 5.2    Independent Director.

(a)    The organizational documents of Borrower (to the extent Borrower is a corporation or an Acceptable LLC) or the SPE Component Entity, as applicable, shall provide that at all times there shall be at least two (2) duly appointed members of its board of directors or managers, as applicable (each, an “Independent Director”) who each shall not have been at the time of each such individual’s initial appointment, and (I) shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, either (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates (other than in its capacity as a special member or independent director or manager of such affiliate; provided, that the fees that such individual earns from serving in such capacity constitute in the aggregate less than five percent (5%) of such individual’s annual income and such individual was engaged by Borrower and its affiliates through an Approved ID Provider), (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person, and (II) shall be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider. Each Independent Director at the time of their initial engagement shall have had at least three (3) years prior experience as an independent director to a company or a corporation in the business of owning and operating commercial properties similar in type and quality to the Property.

(b)    The organizational documents of Borrower or the SPE Component Entity (as applicable) shall further provide that (I) the board of directors or managers of Borrower or the SPE Component Entity as applicable, and the constituent members of such entities (the “Constituent Members”) shall not take any action which, under the terms of any organizational documents of Borrower or the SPE Component Entity, as applicable, requires the unanimous vote of (1) the board of directors or managers of Borrower or the SPE Component Entity as applicable, or (2) the Constituent Members, unless at the time of such action there shall be at least two (2) Independent Directors engaged as provided by the terms hereof; (II) any resignation, removal or replacement of any Independent Director shall not be effective without two (2) Business Days prior written notice to Lender accompanied by evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents; (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of the Constituent Members and Borrower and any SPE Component Entity (including Borrower’s and any SPE

Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and any SPE Component Entity (including Borrower’s and any SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other affiliates of the Constituent Members, Borrower and SPE Component Entity and (z) the interests of any group of affiliates of which the Constituent Members, Borrower or SPE Component Entity is a part)); (IV) other than as provided in subsection (III) above, the Independent Directors shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.

Section 5.3    Change of Name, Identity or Structure.

Borrower shall not change (or permit to be changed) Borrower’s or the SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or, (d) if not an individual, Borrower’s or the SPE Component Entity’s status as a limited liability company, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or the SPE Component Entity’s status as a limited liability company, without first obtaining the prior written consent of Lender. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.
Section 5.4    Business and Operations.

Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

ARTICLE 6.

NO SALE OR ENCUMBRANCE

Section 6.1    Transfer Definitions.

For purposes of this Article 6, “Restricted Party” shall mean Borrower, Guarantor, any SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-

member manager, or any direct or indirect legal or beneficial owner of Borrower, Guarantor, any SPE Component Entity, any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, lien, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest (including, without limitation, an Action for Partition).
Section 6.2    No Sale/Encumbrance.

(a)Without the prior written consent of Lender, Borrower shall not cause or permit (i) a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein, (ii) a Sale or Pledge of an interest in any Restricted Party or (iii) any change in Control of Borrower, Guarantor, any Affiliated Manager, or any change in control of the day-to-day operations of the Property (collectively, a “Prohibited Transfer”), other than pursuant to (v) Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14, (w) any Permitted Encumbrances, (x) any Permitted Equipment Leases and (y) any Permitted Equity Transfer in accordance with Section 6.3 below.

(b)A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to (A) any Leases or any Rents or (B) any REA or any Material Agreements; (iii) any action for partition (including, without limitation, an Action for Partition) of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other person or entity, pursuant to any contractual agreement or other instrument or under Applicable Law (including, without limitation, common law); (iv) [Intentionally omitted]; (v) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (vi) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (vii) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; or (viii) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

Section 6.3    Permitted Equity Transfers.

Notwithstanding the restrictions contained in this Article 6, the following equity transfers shall be permitted without Lender’s consent (each, a “Permitted Equity Transfer”): (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a

Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party (including, without limitation, transfers for estate planning purposes), (c) the sale, transfer or issuance of shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange (provided, that, the foregoing provisions of clause (c) shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)), (d) a Mezzanine Transfer, and (e) the Permitted Indirect Pledge; provided, further, that, with respect only to the transfers listed in clauses (a), (b) and/or (d) above:
(A)    Lender shall receive written notice of any transfers within ten (10) days of such transfer (or with respect to any Mezzanine Transfer, the notice required pursuant to Section 6.6 below);
(B)    other than in connection with any Mezzanine Foreclosure, no such transfers shall result in a change in Control of Borrower, Guarantor or Affiliated Manager;
(C)    (x) other than in connection with any Mezzanine Foreclosure, after giving effect to such transfers, (I) Sponsor and/or one or more Eligible Transferees, in the aggregate, (or in the event of a Mezzanine Foreclosure, a Qualified Transferee) shall own at least a fifty-one percent (51%) direct or indirect, legal and beneficial, equity ownership interest in each of Borrower and any SPE Component Entity; (II) Sponsor shall own at least a ten percent (10%) direct or indirect, legal and beneficial, equity ownership interest in Borrower and any SPE Component Entity; (III) Sponsor shall own at least a twenty percent (20%) direct or indirect, legal and beneficial, equity ownership interest in Guarantor and Control Guarantor, (IV) Guarantor shall own at least a ten percent (10%) direct or indirect, legal and beneficial, equity ownership interest in each Borrower; (V) Sponsor shall Control each Borrower and any SPE Component Entity; and (VI) Sponsor and/or a Qualified Manager shall control the day-to-day operation of the Property; and (y) in connection with any Mezzanine Foreclosure, a Qualified Transferee shall own at least a fifty-one percent (51%) direct or indirect, legal and beneficial, equity ownership interest in each of Borrower, Guarantor and any SPE Component Entity and shall control the day-to-day operation of the Property;
(D)    after giving effect to such transfers, the Property shall continue to be managed by Affiliated Manager or a New Manager approved in accordance with the applicable terms and conditions hereof;
(E)    in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof;
(F)    in the case of the transfer of any direct or indirect equity ownership interests in any Restricted Party that results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the direct or indirect equity ownership interests in any Borrower or in any SPE

Component Entity that did not own the same on the date hereof or at the time of the delivery of any New Non-Consolidation Opinion prior to such transfer, such transfers shall be conditioned upon delivery to Lender of a New Non-Consolidation Opinion addressing such transfer; and
(G)    such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question, remake the representations set forth in Sections 3.7, 3.28 and 3.29 hereof and continue to comply with the covenants set forth in Sections 3.7, 3.28, 3.29, 4.2(a), 4.2(c) and 4.19 hereof and, upon Lender’s request, Borrower shall deliver to Lender (x) an Officer’s Certificate containing such updated representations and covenants effective as of the date of the consummation of the applicable equity transfer and (y) searches, acceptable to Lender, for any Person owning, directly or indirectly, 20% or more (or if such Person is not a citizen of the United States (or otherwise formed/incorporated in the United States) then ten percent (10%) or more) of the interests in the Borrower as a result of such transfer).
Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.3.
Section 6.4    Permitted Property Transfers (Assumptions).

Notwithstanding the foregoing provisions of this Article 6, following the date which is twelve (12) months from the Closing Date, Lender shall not unreasonably withhold consent to up to two (2) transfers of the Property in its entirety to, and the related assumptions of the Loan by, any Person (a “Transferee”) provided that, with respect to each such transfer, each of the following terms and conditions are satisfied (each, a “Permitted Property Transfer”):
(a)no Default or Event of Default has occurred and is continuing;

(b)Borrower shall have delivered written notice to Lender of the terms of such prospective transfer not less than thirty (30) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(c)Borrower shall have paid to Lender, concurrently with the closing of such prospective transfer, (i) a non-refundable assumption fee in an amount equal to $250,000, (ii) all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, reasonably and customary incurred by Lender in connection therewith and (iii) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith;

(d)    Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 13 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members, shareholders, affiliates or sponsors as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require (as reasonably acceptable to Borrower and Transferee) to evidence and effectuate said assumption and an Affiliate of Transferee reasonably acceptable to Lender (but such Affiliate of Transferee shall have as of the date of the assumption and shall covenant in the replacement Guaranty to maintain, so long as the Loan is outstanding, a Net Worth of no less than $400,000,000.00, exclusive of the Property (the “Replacement Guarantor”) shall execute a recourse guaranty and an environmental indemnity in form and substance identical to the Guaranty (other than with respect to the Net Worth covenant set forth above which shall apply to such replacement guarantor) and Environmental Indemnity, respectively (collectively, the “Replacement Guarantor Documents”), with such changes to each of the foregoing as may be reasonably approved by Lender;

(e)    Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by Applicable Law, and shall execute any additional documents reasonably requested by Lender;

(f)    Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(g)    Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall reasonably require, shall comply with the covenants set forth in Article 5 hereof (provided, however, such Transferee shall not be a Delaware Statutory Trust or tenancy-in-common);

(h)    Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of the Assignment of Management Agreement and Section 4.15 hereof and assign to Lender as additional security such new management agreement;

(i)    Transferee shall deposit with Lender all amounts required to be deposited into the Specified Reserve pursuant to Section 8.9(a) hereof;

(j)    Transferee shall furnish to Lender a New Non-Consolidation Opinion and an opinion of counsel satisfactory to Lender and its counsel (A) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (B) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, (C) that the transfer will not constitute a “significant modification” of the Loan under Section 1001 of the IRS Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust and (D) with respect to such other matters as Lender may reasonably request; and

(k)    if required by Lender, Lender shall have received a Rating Agency Confirmation with respect to such transfer.

Upon the consummation of a Permitted Property Transfer permitted in accordance with this Section 6.4 and provided the Replacement Guarantor delivers to Lender the Replacement Guarantor Documents, Guarantor shall be released from liability under the Guaranty in accordance with Section 17 of the Guaranty and the Environmental Indemnity in accordance with Section 10 of the Environmental Indemnity.
Notwithstanding the foregoing or anything herein to the contrary, Borrower may not exercise its rights pursuant to this Section 6.4 during the period that commences on the date that is sixty (60) days prior to the date of any intended Securitization of the Loan and ending on the date that is sixty (60) days after the date of such Securitization of the Loan.
Section 6.5    Lender’s Rights.

Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of $250,000.00 and all of Lender’s reasonable out-of-pocket expenses incurred in connection with such Prohibited Transfer, (c) to the extent required by Lender, receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) if such transfer results in any Person owning in excess of forty-nine percent (49%) of the direct or indirect interests in Borrower that did not own the same immediately prior to such Prohibited Transfer, receipt of a New Non-Consolidation Opinion with respect to the Prohibited Transfer, and/or (f) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.
Section 6.6    Permitted Mezzanine Financing.

For the avoidance of doubt and notwithstanding the restrictions contained in Section 6.2 hereof and Article 5 of the Security Instrument, a constituent party or parties (direct or indirect) of Borrower (other than any SPE Component Entity) (collectively, the “Permitted Mezzanine Borrower”) shall be permitted to incur on a one-time basis mezzanine financing secured by a pledge of Permitted Mezzanine Borrower’s direct or indirect equity interests in Borrower (the “Permitted Mezzanine Financing”) only upon the satisfaction of the following terms and conditions, and if such conditions are satisfied, the Permitted Mezzanine Financing shall not be a Prohibited Transfer:
(a)No Default or Event of Default shall have occurred and be continuing;

(b)Lender shall have received at least thirty (30) days’ and no more than ninety (90) days’ prior written notice of the proposed Permitted Mezzanine Financing;

(c)the Loan-To-Value Ratio, as determined by Lender, taking into account the outstanding principal balance of the Loan and the Permitted Mezzanine Financing (and the mezzanine loan if Lender exercises its Mezzanine Option pursuant to Section 11.6 hereof) shall not exceed 66%;

(d)the Debt Service Coverage Ratio shall be greater than or equal to 2.10 to 1.00 (when calculating the Debt Service in connection therewith, Debt Service shall be deemed to include the Debt Service hereunder, under the Permitted Mezzanine Financing and under any mezzanine loan entered into in connection with Mezzanine Option);

(e)the Permitted Mezzanine Financing shall bear interest at (i) a fixed rate or (b) a variable rate of interest, provided that, the Permitted Mezzanine Financing requires the Permitted Mezzanine Borrower to maintain an interest rate cap or other form of interest rate protection agreement acceptable to Lender throughout the term of the Permitted Mezzanine Financing;

(f)the loan term (including any extension terms) of the Permitted Mezzanine Financing shall be co-terminus with or longer than the term of the Loan;

(g)the Permitted Mezzanine Financing shall be secured by a pledge of Permitted Mezzanine Borrower’s direct or indirect interest in Borrower and/or any SPE Component Entity;

(h)the holder of the Permitted Mezzanine Financing (the “Mezzanine Lender”) shall be a Qualified Transferee;

(i)    (I) the Mezzanine Lender shall have executed and delivered to Lender a mezzanine intercreditor agreement (the “Mezzanine Intercreditor Agreement”) in form and substance reasonably acceptable to Lender and (II) if required by Lender, a credit-worthy Person acceptable to Lender, shall have executed and delivered to Lender a guaranty of Mezzanine Lender’s obligations under the Mezzanine Intercreditor Agreement (which shall include a springing guaranty of the obligations of Guarantor under the Guaranty and the Environmental Indemnity in the event Mezzanine Lender (or any affiliate, designee or nominee thereof) exercises any rights after an event of default under the documents evidencing the Permitted

Mezzanine Financing that result in Guarantor no longer directly or indirectly Controlling Borrower);

(j)    Borrower shall deliver to Lender a copy of documents and instruments evidencing and securing the Permitted Mezzanine Financing;

(k)    Borrower shall deliver to Lender, at Borrower’s sole cost and expense, revised and/or updated versions of the opinions of counsel given in connection with the closing of the Loan (including, without limitation a New Non-Consolidation Opinion) acceptable to Lender reflecting the Permitted Mezzanine Financing;

(l)    Borrower, at Borrower’s sole cost and expense, shall provide to Lender satisfactory (i.e., showing no liens other than Permitted Encumbrances) UCC searches, together with tax lien, bankruptcy, judgment and litigation searches with respect to the Property, the Borrower, any SPE Component Entity, Guarantor and Sponsor in the jurisdictions where each such Person has its principal place of business, was formed and/or resides, as applicable;

(m)    Borrower shall have paid or reimbursed Lender for all reasonable, out of pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the Permitted Mezzanine Financing and Borrower shall have paid or shall have caused the Permitted Mezzanine Borrower to pay all title premiums, recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the Permitted Mezzanine Financing. Borrower shall also have paid all costs and expenses of the Rating Agencies (including legal fees) incurred in connection with the Permitted Mezzanine Financing, if any;

(n)    Lender shall have received a Rating Agency Confirmation from the Rating Agencies with respect to the proposed Permitted Mezzanine Financing; and

(o)    Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements in this Section 6.6 have been satisfied.

If Lender has exercised the Mezzanine Option set forth in Section 11.6 hereof, the Permitted Mezzanine Financing hereunder shall be subordinate and junior to the mezzanine loan, if any, contemplated in Section 11.6 hereof.
ARTICLE 7.

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1    Insurance.

(a)Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)    comprehensive “All Risk” property insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws,

Demolition Costs and Increased Cost of Construction Endorsements with a sublimit of not less than Ten Million Dollars ($10,000,000.00), in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) that have no co-insurance provisions or contain an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) for all such insurance coverage, (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement or its equivalent if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall reasonably require; provided that such insurance shall be on terms consistent with the all risk insurance policy required under this subsection (i);

(ii)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance shall include terrorism and (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate and One Million and No/100 Dollars ($1,000,000.00) per occurrence, (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; and (4) blanket contractual liability for all insured contracts;

(iii)    business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period of thirty-six (36) months from the date of such Casualty (assuming such Casualty had not occurred) plus an extended period of indemnity for twelve (12) months and notwithstanding that the policy may expire at the end of such period. All Net Proceeds payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) shall be held by Lender in accordance with the terms of the Cash Management Agreement and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account (x) if no Cash Trap Event Period has occurred and is continuing, to Borrower after Lender’s deduction therefrom of the amount of Debt Service and deposits into the Reserve Funds then due and payable hereunder and (y) upon the occurrence and during the continuance of a Cash Trap Event Period, into the Cash Management Account each month during the performance of such Restoration;

(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)    if the Borrower has employees, workers’ compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Applicable Law;

(vi)    comprehensive boiler and machinery insurance in amounts as shall be reasonably required by Lender with limits of not less than Twenty Million and No/100 Dollars ($20,000,000.00) on terms consistent with the commercial property insurance policy required under subsection (i) and (iii) above;

(vii)    umbrella liability insurance, including terrorism, in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii)    if applicable, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(ix)    if applicable, earthquake insurance in amounts equal to one and one-half times (1.5x) the probable maximum loss or scenario expected loss of the Property plus loss of rents and/or business interruption as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this subsection shall be on terms consistent with the all risk insurance policy required under section (i) above;

(x)    if any portion of the improvements is at any time located in an area identified in the Federal Register by the Federal Emergency Management Agency or any

successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to “Full Replacement Cost”, which shall include, without limitation, the maximum limit of coverage available for the Property under the Flood Insurance Acts; provided, that, the insurance provided pursuant to this clause shall be on terms consistent with the “All Risk” insurance policy required in section (i) above;

(xi)    Terrorism insurance for acts of terror or similar acts of sabotage (“Terrorism Coverage”); provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2007 (as the same may be further modified, amended, or extended, “TRIPRA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Terrorism Coverage.” Borrower shall be required to carry Terrorism Coverage throughout the term of the Loan as required by the preceding sentence. However, if TRIPRA is discontinued or not renewed, then Borrower shall be required to carry Terrorism Coverage in an amount (the “Minimum Coverage Amount”) at least equal to the lesser of (a) the outstanding principal balance of the Loan (provided such policy contains a waiver of coinsurance) or (b) the sum of the business income insurance equal to 100% of the projected gross income from the Property for a period of twelve (12) months from the date that of the Casualty plus the Full Replacement Cost as required under subsections (i) and (iii) above; provided, however, Borrower shall not be required to spend on Terrorism Coverage more than two (2) times the amount of the premium for property insurance required under subsections (i) and (iii) above at the time that any Terrorism Coverage is excluded from any applicable Policy required hereunder.

Notwithstanding anything to the contrary contained in Section 7.1(b) below, with respect to insurance required to be maintained by Borrower pursuant to this Section 7.1(a), Liberty IC Casualty LLC (“Liberty”) shall be an acceptable insurer of perils of terrorism and acts of terrorism so long as (i) the policy issued by Liberty has (a) no aggregate limit and (b) a deductible of no greater than that as calculated pursuant to TRIPRA, (ii) other than the deductible, the portion of such insurance which is not reinsured by TRIPRA, is reinsured by an insurance carrier rated no less than “A” by S&P, (iii) TRIPRA or a similar federal statute is in effect and provides that the federal government must reinsure that portion of any terrorism insurance claim above (a) the applicable deductible payable by Liberty and (b) those amounts which are reinsured pursuant to clause (ii) above, (iv) Liberty is not the subject of a bankruptcy or similar insolvency proceeding, (v) no Governmental Authority issues any statement, finding or decree that insurers of perils of terrorism similar to Liberty i.e., captive insurers arranged similar to Liberty) do not qualify for the payments or benefits of TRIPRA, and (vi) all re-insurance agreements with respect to such Liberty Policy shall be reasonably acceptable to Lender. Further, Borrower shall cause such re-insurance agreements to provide a cut-through endorsement acceptable to Lender. Lender shall have received each of the following, each of which shall be reasonably acceptable to Lender: (1) the form of the Policy to be used by Liberty to provide the insurance coverage described herein, (2) the reinsurance binder and (3) a copy of the certificate of authority issued to Liberty by the State where the Property is located. In the event that Liberty is providing insurance coverage (A) to other properties immediately adjacent to the Property, and/or (B) to other properties owned by a Person(s) who is not an Affiliate of Borrower, and such insurance is not subject to the same reinsurance and other requirements of this Section, then Lender may reasonably re-evaluate the limits and deductibles of the insurance required to be provided by Liberty hereunder. In the event any of the foregoing conditions are not satisfied, Liberty shall not be deemed an acceptable insurer of Terrorism Coverage;
(xii)    such insurance as may be required pursuant to the terms of the Construction Impact Documents; and

(xiii)    upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property and located in the vicinity of the Property.

(b)    All insurance required pursuant to this Article 7 shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and having a claims paying ability rating with the issuing companies and/or within the reinsurance companies/organizations that reinsure 100% of the risks of the issuing companies, of “A” or better by S&P (provided, however, (A) if more than one (1) but less than five (5) insurance companies issue the Policies required hereunder, then at least seventy-five percent (75%) of the applicable insurance coverage’s represented by the Policies required hereunder must be provided by insurance companies having a credit rating of “A” or better by S&P and the balance of the applicable insurance coverage’s represented by the Polices required hereunder must be provided by insurance companies having a credit rating of “BBB” or better by S&P or (B) if Five (5) or more insurance companies issue the Polices required hereunder, then at least sixty percent (60%) of the applicable insurance coverage’s required hereunder must be provided by insurance companies having a credit rating of “A” or better by S&P and the balance of the applicable insurance coverages required hereunder must be provided by insurance companies having a credit rating of “BBB” or better by S&P. Moreover, if Borrower desires to maintain insurance required hereunder from an insurance company which does not meet the claims paying ability rating set forth herein but the parent of such insurance company, maintains such ratings, Borrower may use such insurance companies if approved by the Rating Agencies (such approval may be conditioned on items required by the Ratings Agencies including a requirement that the parent guarantee the obligations of such insurance companies). The Lender hereby acknowledges and agrees (x) FM Global (“FM Global”) is an acceptable insurance company provided it maintains a rating of “Api” or better from S&P and (y) Ironshore Insurance Ltd. (“Ironshore”) is an acceptable insurance company in its current participation amount and position within the syndicate for umbrella liability coverage provided it maintains a rating of “Baa1” with Moody’s and “A-XIV” with A.M. Best Company, Inc.. In the event of a ratings withdrawal or downgrade with respect to FM Global or Ironshore, Borrower shall promptly notify Lender and replace the applicable insurer with an insurer meeting the requirements of this Section 7.1(b).

(c)    Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver carrier-issued binders and certificates of the renewal Policies. Upon renewal of the Policies, Borrower shall deliver evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(d)    Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 7.1 hereof;

(e)    All Policies provided for or contemplated by Section 7.1(a) shall name Borrower as the insured and Lender, its successors and/or assigns as its interests may appear, as the additional insured on liability coverages (except for the Policy referenced in Section7.1 (a)(v)) and as mortgagee/lender’s loss payable on property coverages;

(f)    All property Policies of insurance provided for in Subsection 7.1(a) shall provide that:

(i)no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, or any foreclosure or other proceeding or notice of sale relating to the Property which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender and any other party named therein as an additional insured;

(iii)the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration; and

(iv)Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(g)    Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(h)    In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force with respect to the Property (except to the extent such Policies are blanket Policies) and all proceeds payable thereunder with respect to the Property only shall thereupon vest in the purchaser at such foreclosure or in Lender or other transferee in the event of such other transfer of title.

(i)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(j)    As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1(a), Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), (1) Borrower shall have received Lender’s prior written consent thereto and (2) if required by Lender, confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy.

Section 7.2    Casualty.

If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 7.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.
Section 7.3    Condemnation.

Borrower shall promptly give Lender notice of the actual or threatened in writing commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the remaining outstanding balance of the Debt, if any.
Section 7.4    Restoration.

The following provisions shall apply in connection with the Restoration of the Property:
(a)If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.

(i)The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A)	no Event of Default shall have occurred and be continuing;

(B)
(1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) the fair market value of the Property as reasonably determined by Lender, and (ii) the rentable area of the Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of the Property as reasonably determined by Lender and (ii) the rentable area of the Property is taken, such land is located along the perimeter or periphery of the Property, no portion of the Improvements is located on such land, and such taking does not materially impair the existing access to the Property;

(C)
Leases demising in the aggregate a percentage amount equal to or greater than 75% of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration (other than Leases which by their terms would expire due to the passage of time and not as a result of the occurrence of such Casualty or Condemnation or other termination right exercisable by Borrower or any Tenant), notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be;

(D)
Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, in all material respects, including, without limitation, all applicable Environmental Laws;

(E)
Lender shall be satisfied that any operating deficits, if any, which will be incurred with respect to the Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(F)
Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Property to the condition it was in immediately prior to such fire or other casualty or taking;

(G)	the Property and the use thereof after the Restoration will be in compliance with and permitted under any Major Lease, any REA, any Material Agreements and all Applicable Law;

(H)	the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with any Major Lease, any REA, any Material Agreements and all Applicable Law; and

(I)	Lender shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements.

(ii)    Subject to the terms of Section 7.4(a) above, the Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)    All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). All such plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration shall be assigned to Lender as additional collateral for the Loan and Lender shall have the use of the same. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender. All customary and reasonable out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Section 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that such portion of the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.

(c)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the outstanding principal balance of the Loan together with any accrued interest thereon whether or not then due and payable. If Lender shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced by the amount thereof received and retained by Lender and applied by Lender in reduction of the Debt.

(d)    Notwithstanding the foregoing provisions of this Section 7.4 or anything herein to the contrary, this Section 7.4 is subject to the terms of Section 11.3 hereof to the extent applicable with respect to any Casualty or Condemnation.

ARTICLE 8.

RESERVE FUNDS

Sction 8.1    Tax Reserve Funds.

(a)    On the Closing Date, Borrower shall deposit with Lender the amount of $4,151,842.00, and Borrower shall deposit on each Monthly Payment Date an amount equal to one‑twelfth (1/12th) of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates (the “Monthly Tax Deposit”). Amounts deposited pursuant to this Section 8.1 are referred to herein as the (“Tax Reserve Funds”). The initial estimated Monthly Tax Deposit shall be $518,981.00. If at any time Lender reasonably determines that the Tax Reserve Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within three (3) Business Days after its receipt of such notice.

(b)    Lender shall apply the Tax Reserve Funds to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Reserve Funds shall exceed the amounts due for Taxes, Lender shall return any excess to Borrower. Any Tax Reserve Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 8.2    Insurance Reserve Funds.

(a)    Borrower shall deposit with Lender on each Monthly Payment Date an amount equal to one‑twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the “Monthly Insurance Deposit”). Amounts deposited pursuant to this Section 8.2 are referred to herein as the (“Insurance Reserve Funds”). If at any time Lender reasonably determines that the Insurance Reserve Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

Notwithstanding the forgoing, Borrower shall not be required to make the Monthly Insurance Deposit as set forth above provided (i) no Event of Default shall have occurred and be continuing, (ii) the liability and casualty policies maintained by Borrower covering the Property are part of a blanket or umbrella policy approved by Lender in its reasonable discretion, (iii) Borrower provides Lender evidence of renewal of such policy pursuant to Section 7.1(c) hereof, and (iv) Borrower provides Lender paid receipts (or such other evidence of payment as may be reasonably acceptable to Lender) for the payment of the Insurance Premiums by no later than fifteen (15) days prior to the expiration dates of the Policies. Borrower shall immediately commence making all Monthly Insurance Deposits, as required by Lender pursuant to this Section 8.2, within five (5) days of receipt of notice from Lender of Borrower’s failure to comply with items (i), (ii), (iii) or (iv) above, which such notice shall instruct Borrower to immediately commence making all Monthly Insurance Deposits.
(b)    Lender shall apply the Insurance Reserve Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Reserve Funds shall exceed the amounts due for Insurance Premiums, Lender shall return any excess to Borrower. Any Insurance Reserve Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 8.3    [Intentionally omitted].

Section 8.4    Replacement Reserve Funds.

(a)Borrower shall deposit with Lender on each Monthly Payment Date an amount equal to $23,871.42 (the “Replacement Reserve Monthly Deposit”) for the Replacements. Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Replacement Reserve Funds”.

(b)Lender shall disburse Replacement Reserve Funds only for Replacements. Provided no Event of Default has occurred and is continuing, Lender shall disburse Replacement Reserve Funds to Borrower within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of the Replacement Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made), accompanied by the following items (which items shall be in form and substance satisfactory to Lender): (i) an Officer’s Certificate (A) stating that the items to be funded by the requested disbursement are Replacements, (B) stating that all Replacements at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement or, if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (E) stating that the Replacements (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, (F) stating that all previous disbursements of for Replacements have been used to pay the previously identified Replacements and (G) stating that any license, permit or other approval required by any Governmental Authority, if any, in connection with the Replacement has been obtained, (ii) if the cost of the applicable Replacement exceeds $100,000.00, copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Lender, (iii) at Lender’s option, if the cost of the applicable Replacement exceeds $100,000.00, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (iv) at Lender’s option, if the cost of any individual Replacement exceeds $5,000,000.00, a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the applicable Replacement, and (vi) such other evidence as Lender shall reasonably request to demonstrate that the Replacements to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower.

(c)    Nothing in this Section 8.4 shall (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Funds to complete any Replacements; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to complete any Replacements.

(d)    Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) upon reasonable advance notice to inspect the progress of any Replacements and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Replacements. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

(e)    In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with the Replacements. All such policies shall be in form and amount reasonably satisfactory to Lender.

Section 8.5    Leasing Reserve Funds.

(a)    Commencing on the Monthly Payment Date occurring in September, 2020 Borrower shall deposit with Lender on each Monthly Payment Date the sum of $119,357.08 (the “Leasing Reserve Monthly Deposit”), for tenant improvements and leasing commissions that may be incurred following the date thereof. Amounts deposited pursuant to this Section 8.5 are referred to herein as the “Leasing Reserve Funds”.

(b)    Provided no Event of Default has occurred and is continuing, Lender shall disburse Leasing Reserve Funds to Borrower for Qualified Leasing Expenses, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of Leasing Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made), accompanied by the following items (which items shall be in form and substance satisfactory to Lender): (i) an Officer’s Certificate (A) stating that all Qualified Leasing Expenses at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (B) identifying each Person, if any, that supplied materials or labor in connection with the Qualified Leasing Expenses to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (D) stating that the Qualified Leasing Expenses to be funded have not been the subject of a previous disbursement, (E) stating that all previous disbursements for Qualified Leasing Expenses have been used to pay the previously identified Qualified Leasing Expenses and (F) stating that any license, permit or other approval required by any Governmental Authority, if any, in connection with the Qualified Leasing Expenses has been obtained, (ii) if the cost of the applicable Qualified Leasing Expense exceeds $100,000.00, copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Lender, (iii) at Lender’s option, if the cost of the applicable Qualified Leasing Expense exceeds $100,000.00, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (iv) such other evidence as Lender shall reasonably request to demonstrate that the Qualified Leasing Expenses to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower.

Section 8.6    The Accounts Generally.

(a)All Reserve Funds shall be held in Eligible Accounts. Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and all sums now or hereafter deposited in the Reserve Funds as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 8.6 are intended to give Lender and/or Servicer “control” of the Reserve Funds within the meaning of the UCC. Borrower acknowledges and agrees that the Reserve Funds are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Reserve Funds except with the prior written consent of Lender or as otherwise provided herein. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b)Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall have the right to file a financing statement or statements under the UCC in connection with any of the Reserve Funds with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Reserve Funds.

(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Reserve Funds and (ii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Reserve Funds as described in this Agreement, the Cash Management Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement, the Cash Management Agreement or in the Security Instrument, may apply the

Reserve Funds as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d)    The insufficiency of Reserve Funds on deposit with Lender shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds, the sums deposited therein or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)    Interest accrued, if any, on the Reserve Funds, other than on the Interest Bearing Reserve Funds, shall not be required to be remitted to any Account and may instead be retained by Lender. Reserve Funds that are Interest Bearing Reserve Funds shall be held in an interest-bearing account. In no event shall Lender or any Servicer be required to select any particular interest-bearing account or the account that yields the highest rate of interest, provided that selection of the account shall be consistent with the general standards at the time being utilized by Lender or such Servicer, as applicable, in establishing similar accounts for loans of comparable type. All such interest that so becomes part of the applicable Interest Bearing Reserve Funds shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Interest Bearing Reserve Funds; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default.

(g)    Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all reasonable and customary fees, charges, costs and expenses in connection with the Accounts, the Reserve Funds, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the Reserve Funds and the reasonable and customary fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer with respect to the Accounts and the Reserve Funds.

Section 8.7    Existing TI/LC Obligations Reserve Funds.

(a)    Subject to Section 8.9 below, Borrower shall deposit with Lender, on the date hereof the sum of $6,777,187.10 for tenant improvements and leasing commissions which are obligations of Borrower under existing Leases (the “Existing TI/LC Obligations”) as set forth and allocated on a Lease-by-Lease basis on Schedule IV attached hereto. Amounts deposited pursuant to this Section 8.7 are referred to herein as the “Existing TI/LC Reserve Funds”.

(b)    Lender shall disburse to Borrower the Existing TI/LC Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) [Intentionally omitted]; (iv) [Intentionally omitted]; (v) Lender shall have received an Officer’s Certificate from Borrower (A) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all Applicable Law, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (B) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, (C) the leasing commission is due and payable to the applicable leasing agent/broker and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender; (vi) at Lender’s option, if the cost of the applicable Existing TI/LC Obligation exceeds $100,000.00, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender; and (vii) Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at the Property and/or leasing commissions to be funded by the requested disbursement have been completed (to the extent applicable) and are paid for or will be paid upon such disbursement to Borrower (including, without limitation, an estoppel from the applicable Tenant in form and substance reasonably acceptable to Lender). Lender shall not be required to disburse Existing TI/LC Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Existing TI/LC Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

Section 8.8    Rent Concession Reserve Funds.

(a)    Borrower shall deposit with Lender, on the date hereof, an amount equal to $520,213.00, representing the amount of future rent credits or abatements under existing Leases (the “Rent Concession Reserve Funds”). So long as no Event of Default has occurred and is continuing, Lender shall, upon written request of Borrower received no less than five (5) Business Days prior to any Monthly Payment Date, disburse amounts from the Rent Concession Reserve Funds to the Deposit Account, in an amount equal to any then applicable rent concession realized by any Tenant for the next ensuing calendar month as set forth on Schedule VI attached hereto; provided, however, the aggregate amount of any such rent concession relating to a particular Tenant pursuant to a Lease shall not exceed the amount set forth on Schedule VI attached hereto.

Section 8.9    Reserve Guaranty.

(a)Notwithstanding anything to the contrary contained herein, in lieu of cash deposits in an amount up to $3,785,317.00 (the “Specified Reserve Amount”), representing a portion of the Existing TI/LC Reserve Funds, required to be made pursuant to Section 8.7 above (the “Specified Reserve”), Guarantor may deliver to Lender, on the date hereof, the Reserve Guaranty. So long as the Reserve Guaranty Conditions remain satisfied, Borrower shall have no obligation to make any deposits into the Specified Reserve with respect to the Specified Reserve Amount. If at any time the Reserve Guaranty Conditions are not satisfied, then Borrower shall, within ten (10) days of Lender’s written demand, deposit with Lender an amount equal to the amount that would have accumulated in the Specified Reserve and not have been required to be disbursed to Borrower by Lender in accordance with the terms of this Agreement, as reasonably determined by Lender, if the Reserve Guaranty had not been delivered.

(b)Upon thirty (30) days prior written notice to Lender, Borrower may replace the Reserve Guaranty with cash deposits to the Specified Reserve. Prior to the release of the Reserve Guaranty, Borrower shall deposit an amount equal to the amount that would have accumulated in the Specified Reserve and not have been required to be disbursed to Borrower by Lender in accordance with the terms of this Agreement, as reasonably determined by Lender, if the Reserve Guaranty had not been delivered.

ARTICLE 9.

CASH MANAGEMENT AGREEMENT

Section 9.1    Cash Management Agreement.

Borrower shall enter into the Cash Management Agreement on the date hereof which shall govern the collection, holding and disbursement of Rents and any other income from the Property during the term of the Loan.
Section 9.2    Cash Trap Event Period.

In the event of a Cash Trap Event Period, all Excess Cash Flow (as defined in the Cash Management Agreement) shall be deposited into the Excess Cash Flow Subaccount (as defined in the Cash Management Agreement), as more particularly set forth in the Cash Management Agreement.
ARTICLE 10.

EVENTS OF DEFAULT; REMEDIES

Section 10.1    Event of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(a)    if Borrower shall fail to (i) pay when due (A) any sums which by the express terms of this Agreement and the other Loan Documents require immediate or prompt payment without any grace period or (B) sums which are payable on the Maturity Date, or (ii) pay within five (5) days when due (A) any monthly Debt Service and any amount required to be paid into the Reserve Funds or (B) any other sums payable under the Note, this Agreement or any of the other Loan Documents;

(b)    if any of the Taxes or Other Charges is not paid when the same is due and payable except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Lender in accordance with the terms of this Agreement and Lender’s access to such funds is not restricted by Applicable Law, injunction or other court order or as a result of any action, inaction or omission by Borrower, Guarantor or any other Borrower Party;

(c)    if the Policies are not kept in full force and effect or if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof;

(d)    if any of the representations or covenants contained in Article 5 hereof are breached or violated in any material respect, and Borrower does not, within fifteen (15) days of receipt of notice by Borrower from any source whatsoever of such breach or violation, cure such breach and deliver to Lender a New Non-Consolidation Opinion or an update from the law firm under the most recent Non-Consolidation Opinion previously delivered to Lender to the effect that such failure does not negate/impair the Non-Consolidation Opinion previously delivered to Lender;

(e)    a Sale or Pledge occurs that is not a Permitted Transfer;

(f)    if any representation or warranty of, or with respect to, Borrower, Guarantor or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material adverse respect when made; provided, however, in the event (i) such misrepresentation was not intentional and (ii) the condition causing such representation or warranty to be false or misleading is susceptible of being cured, then the same shall not constitute an Event of Default hereunder if such condition is cured within thirty (30) days of notice to Borrower from any source whatsoever;

(g)    if (i) Borrower, any SPE Component Entity or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, any SPE Component Entity or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, any SPE Component Entity or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (iii) there shall be commenced against Borrower, any SPE Component Entity or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; (iv) Borrower, any SPE Component Entity or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any SPE Component Entity or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(h)    if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(i)    subject to Borrower’s right to contest pursuant to Sections 4.5(b) and 4.16(b) hereof, if the Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(j)    if any federal tax lien is filed against Borrower, any SPE Component Entity, Guarantor or the Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(k)    if Borrower shall fail to comply with the covenants in Article 15 or otherwise fails to deliver to Lender, within ten (10) Business Days after request by Lender, the estoppel certificates required by Section 4.13(a) hereof;

(l)    if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(m)    if Borrower fails to deliver to Lender a New Non-Consolidation Opinion or an update from the law firm under the most recent Non-Consolidation Opinion previously delivered to Lender pursuant to the terms of Section 4.8 hereof;

(n)    if Borrower shall fail to deliver to Lender within thirty (30) days after request by Lender any unaudited Required Financial Item;

(o)    [intentionally omitted];

(p)    if any representation and/or covenant herein relating to ERISA matters is breached;

(q)    if (i) Borrower shall fail (beyond any applicable notice or grace period) to pay any charges payable under any REA as and when payable thereunder, (ii) Borrower defaults under any REA beyond the expiration of applicable notice and grace periods, if any, thereunder, (iii) any REA is amended, supplemented, replaced, restated or otherwise modified by Borrower without Lender’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, or (iv) any REA and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof;

(r)    if Borrower shall continue to be in default under any term, covenant or condition of this Agreement not specified in subsections (a) through (q) above or not otherwise specifically specified as an Event of Default herein, (i) for more than ten (10) days after notice from Lender, in the case of any default which can be cured by the payment of a sum of money or (ii) for thirty (30) days after notice from Lender, in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days (subject to further extension by Lender, in Lender’s sole discretion); and/or

(s)    if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

Section 10.2    Remedies.

(a)Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(g) above with respect to Borrower and SPE Component Entity only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(g) above (with respect to Borrower and SPE Component Entity only), the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

(b)Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security

Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(d)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e)    Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)    Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by Applicable Law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred through and including the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

ARTICLE 11.

SECONDARY MARKET

Section 11.1    Securitization.

(a)    Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. The transaction referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b)    If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions (provided, that, Borrower shall only be responsible for any of Borrower’s out-of-pocket and internal costs and expenses (together with Borrower’s attorney’s fees and expenses) incurred in connection with Borrower’s compliance with this Section 11.1, but Borrower shall not be required to reimburse Lender for Lender’s costs and expenses in connection with this Section 11.1 or any other third party’s costs and expenses in connection with this Section 11.1, except as expressly set forth above, including, without limitation, to:

(i)(A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor and Manager, (B) provide updated budgets relating to the Property, if any, and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors acceptable to Lender and the Rating Agencies;

(ii)provide updates of opinions of counsel delivered at closing, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, which shall be satisfactory in form and substance to Lender and the Rating Agencies;

(iii)provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents; and

(iv)execute such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would change the interest rate, the stated maturity, the amortization of principal set forth in the Note (except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon of the original Note) or otherwise increase Borrower’s obligations or decrease Borrower’s rights, under the Loan Documents other than in a de-minimus manner; provided, however, (a) prior to an Event of Default, payments and/or prepayments of principal hereunder shall be applied on a pro-rata basis to each loan component/note evidencing the Loan and (b) after an Event of Default, Lender may apply principal payments and/or prepayments in its sole discretion.

(c)    If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor for purposes of such Securitization, Borrower shall furnish (or cause to be furnished) to Lender upon request (i) the selected financial data or, if applicable, net operating income, described in Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or portion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in such Securitization or (ii) the financial statements described in Item 1112(b)(2) of Regulation

AB, if Lender expects that the principal amount of the Loan (or portion of the Loan included in such Securitization) together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or apportion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which an Exchange Act Filing is not required. If requested by Lender, and to the extent not prohibited by any applicable lease, other agreement or order, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of any of the Properties if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.

(d)    All financial data and financial statements provided by Borrower hereunder pursuant to Section 11.1(c) and (d) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in Section 11.1(c) above shall be audited by independent accountants of Borrower (which accountants shall be acceptable to Lender) in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under Section 11.1(c) shall be accompanied by an Officer’s Certificate stating that such financial statements meet the requirements set forth in the first sentence of this Section 11.1(d).

(e)    If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

(f)    In the event Lender determines, in connection with a Securitization, that the financial data and financial statements and (if applicable) related accountants’ reports and consents required in order to comply with Regulation AB or any amendment, modification or replacement of Regulation AB or with other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 11.1(c) and (d), Lender may request, and Borrower shall promptly provide, such other financial statements and (if applicable) related accountants’ reports and consents as Lender determines to be necessary or appropriate for such compliance.

Section 11.2    Securitization Indemnification.

(a)Borrower understands that, subject to the terms of the Confidentiality Agreement, information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(b)Borrower shall (A) indemnify Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Wells Fargo that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Wells Group”), and Wells Fargo, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Wells Fargo or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Disclosure Documents that specifically relate to Borrower, Guarantor, Affiliated Manager, and Affiliate of Borrower, the Loan and/or the Property as identified by Lender (collectively, the “Reviewed Sections”) or in the Provided Information (defined below) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in the Reviewed Sections and/or the Provided Information or necessary in order to make the statements in the Reviewed Sections, in light of the circumstances under which they were made, not misleading, and (B) reimburse Lender, the Wells Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (A) or (B) above only to the extent that any such Liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property (collectively, the “Provided Information”). The obligations of Borrower provided for in clauses (A) and (B) above shall be effective on the date hereof; provided, however, such indemnity shall be limited to the Provided Information and the Reviewed Sections and shall only be effective to the extent that Lender accurately states the Provided Information in the Reviewed Sections of the applicable Disclosure Document. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.

(c)    In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Wells Group and the Underwriter Group for Liabilities to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Reviewed Sections and/or the Provided Information a material fact required to be stated in the Reviewed Sections and/or the Provided Information in order to make the statements in the Reviewed Sections, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Wells Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Group or the Underwriter Group in connection with defending or investigating the Liabilities; provided, however, such indemnity shall be limited to the Provided Information and the Reviewed Sections shall only be effective to the extent that Lender accurately states the Provided Information in the Reviewed Sections in the applicable Disclosure Document.

(d)    Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)    In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 11.2(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 11.2(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Wells Fargo’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)    Borrower shall indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any actual Losses to which Lender or its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any Provided Information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rated Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading. The foregoing indemnity shall be limited to the Provided Information and shall only be effective to the extent Lender accurately states the Provided Information in the disclosure to the Rating Agencies. Additionally, the Losses incurred by Lender pursuant to this Section 11.2(f) for which Borrower is liable shall not be duplicative of the amounts that Borrower is liable to Indemnified Parties pursuant to Section 11.2(b) above.

(g)    The liabilities and obligations of both Borrower and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 11.3    REMIC Savings Clause.

Notwithstanding anything herein to the contrary, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the real property relating to the Property, the ratio of the unpaid principal balance of the Loan to the value of the remaining real property relating to the Property is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust and it being agreed and acknowledged that such loan-to-value determination shall be based on the value of only real property and shall exclude any personal property or going-concern value, if any), the principal balance of the Loan must be paid down by Borrower by an amount sufficient to satisfy REMIC Requirements, unless the Lender receives an opinion of counsel that the Loan will not fail to maintain its status as a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code as a result of the related release of lien.

Section 11.4    Servicer.

(a)At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender (the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such Servicer; provided, however, Borrower shall not be obligated to pay any monthly servicing fees to such Servicer.

(b)As between the Lender and Borrower, (i) Servicer shall be the sole party authorized to grant or withhold consents or take similar actions hereunder or under the other Loan Documents on behalf of the Lender which such consents and actions shall be given, taken or withheld only in accordance with the terms and conditions (and within the time periods) provided herein or in the other Loan Documents, and Borrower is hereby expressly authorized to rely on any consents so given or actions so taken, and (ii) all indemnifications, payment and reimbursement obligations and rights hereunder and under the other Loan Documents accruing in favor of Lender shall also accrue to Servicer.

Section 11.5    Rating Agency Costs.

In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.
Section 11.6    Mezzanine Option.

Lender shall have the option (the “Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan (such mezzanine loan, the “Senior Mezzanine Loan”), provided, that (i) the total loan amounts for such mortgage loan and the Senior Mezzanine Loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option and (ii) the weighted average interest rate of such mortgage loan and the Senior Mezzanine Loan shall equal the Interest Rate (other than as the result of the application by Lender or mezzanine lender of payments and/or proceeds after an Event of Default or an event of default under the Senior Mezzanine Loan) . Borrower shall, at Borrower’s sole cost and expense, cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “Mezzanine Borrower”), which such Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by

Lender in connection with the Senior Mezzanine Loan (including, without limitation, a promissory note evidencing the Senior Mezzanine Loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies and other materials as may be required by Lender or the Rating Agencies. Borrower hereby acknowledges and agrees that (1) the Permitted Mezzanine Financing shall at all times be junior and subordinate to the Senior Mezzanine Loan, (2) without limitation of the foregoing, the Equity Collateral will be of a more direct interest in Borrower and any SPC Component Entity than the equity collateral for the Permitted Mezzanine Financing, (3) Lender, in its capacity as Lender under the Senior Mezzanine Loan, shall be a party to the any intercreditor agreement entered into in connection with the Permitted Mezzanine Financing, and (4) Borrower shall cooperate in connection with the foregoing.
Section 11.7    Conversion to Registered Form.

At Lender’s request, Borrower shall keep a “register” in which Borrower shall provide for the recordation of the name and address of, and the amount of outstanding principal and interest owing to Lender (the “Register”) and the entries in the Register shall be conclusive evidence of the amounts due and owing to the Lender in the absence of manifest error. Once established, Borrower and Lender shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes. Notwithstanding anything to the contrary contained in this Agreement, the Note or other Loan Documents, the Note is intended to constitute a registered obligation and the right, title and interest of Lender and its assignees in and to such Note shall be transferable only upon notation of such transfer in the Register. This Section 11.7 shall be construed so that the Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations). The Register shall be available for inspection by any Lender from time to time upon reasonable prior notice. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such property completed and executed documentation (including Internal Revenue Service Form W-9 or W-8, as applicable) as will permit such payments to be made without withholding or at a reduced rate of withholding.
Section 11.8    Lenders’ Ratable Shares.

(a)Each Noteholder shall have a ratably concurrent and co-equal legal and beneficial interest in the Loan, each Loan Document, and all rights, remedies, payments, collateral and proceeds thereof, equal to its Ratable Share, without any preference or priority over the Ratable Share of the other Noteholder in the Loan, the Loan Documents and the rights, remedies, payments, collateral and the proceeds thereof.

(b)The liabilities of each Noteholder shall be several and not joint. No Noteholder shall be responsible for the obligations of the other. Each Noteholder shall be liable to Borrower only for its Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Noteholder in accordance with their Ratable Shares.

ARTICLE 12.

INDEMNIFICATIONS

Section 12.1    General Indemnification.

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all actual Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any Applicable Law; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Reserve Funds. Any amounts payable to Indemnified Parties by reason of the application of this Section 12.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Indemnified Parties until paid. Notwithstanding the foregoing, Borrower shall not have any indemnification obligations or liabilities to the Indemnified Parties under this Section 12.1 with respect to any Losses (i) that Borrower can prove to the satisfaction of the Indemnified Parties (determined in Indemnified Parties sole and absolute discretion) that arose after the date that Lender or its nominee acquired title to the Property (and in no event resulting from or relating to a condition existing or which may have existed prior to the date that Lender or its nominee acquired title to the Property), whether by foreclosure, exercise of power of sale, acceptance of a deed-in-lieu of foreclosure, or otherwise, and (ii) that were not the result of any act or negligence of Indemnitor or any of Indemnitor’s affiliates, agents or contractors.
Section 12.2    Mortgage and Intangible Tax and Transfer Tax Indemnification.

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all actual Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to (a) any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents (whether due upon the making of same or upon the exercise of its remedies under the Loan Documents), and (b) any transfer tax incurred by Indemnified Parties in connection with the exercise of remedies hereunder or under any other Loan Documents.

Section 12.3    ERISA Indemnification.

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all actual Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Indemnified Parties may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.
Section 12.4    Duty to Defend, Legal Fees and Other Fees and Expenses.

Upon written request by any Indemnified Party in connection with the indemnification obligations set forth in this Article 12, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.
Section 12.5    Survival.

The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.
Section 12.6    Environmental Indemnity.

Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument.
ARTICLE 13.

EXCULPATION

Section 13.1    Exculpation.

(a)    Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower (but specifically excluding Guarantor) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, the indemnities set forth in Article 12 hereof, Section 11.2 hereof, in the Guaranty and in the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the right of Lender to obtain the appointment of a receiver; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instrument; (6) impair the right of Lender to enforce Section 4.12(e) of this Agreement; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual Losses incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with any of the following:

(i)fraud or material intentional misrepresentation by Borrower or Guarantor;

(ii)the gross negligence or willful misconduct of Borrower or Guarantor or the commission of a criminal act by Borrower or Guarantor, which results in any seizure or forfeiture of the Property, or any portion thereof, or Borrower’s interest therein;

(iii)the breach by Borrower or Guarantor of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity;

(iv)physical waste of the Property caused by the intentional acts or intentional omissions of Borrower or Guarantor; and/or the removal or disposal of any portion of the Property after an Event of Default by Borrower or Guarantor;

(v)the misapplication or conversion, in violation of the terms hereof and the terms of the other Loan Documents, by Borrower or Guarantor of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, or (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, in each case only to the extent Lender has not taken title to the Property either through a foreclosure or deed-in-lieu thereof;

(vi)    all Rents received or collected by or on behalf of Borrower during the continuance of an Event of Default and not applied as required by terms hereof and the terms of the other Loan Documents (except to the extent that such application of such funds is prevented by bankruptcy, receivership, or similar judicial proceeding in which Borrower is legally prevented from directing the disbursement of such sums);

(vii)    any Security Deposits, advance deposits or any other deposits collected by Borrower (or Manager on their behalf) or any Rents collected in advance with respect to the Property which are not delivered to a receiver appointed by Lender or to Lender after a foreclosure under the Security Instrument;

(viii)    Borrower’s breach of, or failure to comply with, the representations, warranties and/or covenants contained in Section 11.2 hereof;

(ix)    Borrower fails to appoint a new property manager upon the request of Lender as required by, and in accordance with, the terms and provisions of, this Agreement, the Assignment of Management Agreement and the other Loan Documents or Borrower appoints a new property manager or replaces the property manager other than in accordance with the terms of this Agreement, the Assignment of Management Agreement and the other Loan Documents;

(x)    any involuntary transfer or conveyance by Borrower of its interest in the Property, any voluntary transfer or conveyance of any direct and/or indirect, non-Controlling interest in Borrower or any involuntary transfer or conveyance of any Controlling or non-Controlling, direct and/or indirect interest in Borrower; in each case in violation of the covenants set forth in Article 6 hereof;

(xi)    arising out of, in connection with or resulting from (A) any Construction Impact Alterations and/or (B) any claims, suits, actions, proceedings or damages brought by any third party against Lender and/or any property damage to the Remaining Property arising out of, in connection with or resulting from the Construction (provided, however, such recourse obligation shall result in recourse liability hereunder only to the extent that Borrower’s or such other Person’s liability insurance policy does not cover such Loss(es) of Lender);

(xii)    Borrower, Guarantor or any of their respective Affiliates or agents (or any other Person acting on their behalf or at the direction of any of the foregoing) leasing any space at the Released Expansion Parcel to the Prohibited Tenant, pursuant to a Lease under which such Tenant takes occupancy of any portion of the Released Expansion Parcel at any time after the completion of the Construction unless Lender has provided its prior written consent thereto; and

(xiii)    the granting by Borrower of any voluntary non-monetary Lien against Borrower’s interest in the Property in violation of the covenants contained in the Loan Documents.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower or any SPE Component Entity files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws; (ii) any Borrower, Guarantor, or any Affiliate, officer, director, or representative of Borrower or Guarantor, files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Creditors Rights Laws, or Borrower, any SPE Component Entity or Guarantor solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or any SPE Component Entity from any Person; (iii) Borrower or any SPE Component Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (iv) Borrower, Guarantor, or any Affiliate, officer, director, or representative of Borrower, any SPE Component Entity or Guarantor consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, any SPE Component Entity or any portion of the Property (other than an application initiated by Lender); (v) Borrower or any SPE Component Entity makes an assignment for the benefit of creditors or admits in any legal proceeding its insolvency or inability to pay its debts as they become due, except to extent to prevent a claim of perjury or as required by court order; (vi) Borrower, any SPE Component Entity or Guarantor contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving the Guarantor or its Affiliates; (vii) any voluntary transfer or conveyance by Borrower of its interest in the Property, any voluntary transfer or conveyance of any direct and/or indirect Controlling interest in Borrower or the granting by Borrower of a mortgage or other voluntary monetary Lien against Borrower’s interest in the Property, in each case, in violation of the covenants contained herein or in the other Loan Documents; or (viii) the breach of any representation, warranty or covenant contained in Article 5 hereof that results in the substantive consolidation of the assets of Borrower with the assets of another Person.
Section 13.2    Survival.

The obligations and liabilities of Borrower under this Article 13 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.
ARTICLE 14.

NOTICES

Section 14.1    Notices.

All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:
333 South Hope Co. LLC
333 South Hope Plant LLC
c/o Brookfield Office Properties, Inc.
Brookfield Place
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: Jason Kirschner
Facsimile No. (646) 430-8556

With a copies to:
333 South Hope Co. LLC
c/o Brookfield Office Properties, Inc.
Brookfield Place
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: General Counsel
Facsimile No. (212) 417-7195

Goodwin Procter, LLP
Exchange Place
53 State Street
Boston, Massachusetts 02109
Attention: Samuel L. Richardson, Esq.
Facsimile No. (617) 227-8591

If to Lender:	Wells Fargo Bank, National Association Wells Fargo Center 1901 Harrison Street, 2nd Floor MAC A0227-020 Oakland, California 94612 Attention: Commercial Mortgage Servicing Facsimile No.: 866-359-5352

Citigroup Global Markets Realty Corp. 388 Greenwich Street 19th Floor New York, New York 10013 Attention : Ana Rosu Marmann Facsimile No.: (646) 328-2938

With a copy to:	Alston & Bird LLP 90 Park Avenue New York, New York 10016 Attention: Ellen M. Goodwin, Esq. Facsimile No.: 212-210-9444

or addressed as such party may from time to time designate by written notice to the other parties.
Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.
ARTICLE 15.

FURTHER ASSURANCES

Section 15.1    Replacement Documents.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note, this Agreement or such other Loan Document: (i) with respect to any Loan Document other than the Note, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor and (ii) with respect to the Note, (a) Borrower will execute a reaffirmation of the Debt as evidenced by such Note acknowledging that Lender has informed Borrower that the Note was lost, stolen, destroyed or mutilated and that such Debt continues to be an obligation and liability of the Borrower as set forth in the Note, a copy of which shall be attached to such reaffirmation and (b) if requested by Lender, Borrower will execute a replacement note and Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower the applicable Lender’s, Lender’s custodian’s or other applicable credit-worthy entity’s then standard form of lost note affidavit and indemnity, in form and substance reasonably acceptable to Borrower and such Person.
Section 15.2    Recording of Security Instrument, etc.

Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by Applicable Law so to do.
Section 15.3    Further Acts, etc.

Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Applicable Law. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3.
Section 15.4    Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable.

(b)Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by Applicable Law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

(c)    If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

ARTICLE 16.

WAIVERS

Section 16.1    Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
Section 16.2    Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 16.3    Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 16.4    Waiver of Trial by Jury.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.
Section 16.5    Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by Applicable Law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 16.6    Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.
Section 16.7    Marshalling and Other Matters.

Borrower hereby waives, to the extent permitted by Applicable Law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by Applicable Law.

Section 16.8    [Intentionally omitted].

Section 16.9    Waiver of Counterclaim.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 16.10    Sole Discretion of Lender.

(a)Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein. Prior to a Securitization, whenever pursuant to this Agreement or any other Loan Document the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, to the extent not already required, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, shall be substituted therefor.

ARTICLE 17.

MISCELLANEOUS

Section 17.1    Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 17.2    Governing Law.

(A)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED

IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.
(B)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
BROOKFIELD PROPERTIES INC.
BROOKFIELD PLACE
250 VESEY STREET, 15TH FLOOR
NEW YORK, NY 10281
ATTENTION: GENERAL COUNSEL

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY

SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 17.3    Headings.

The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 17.4    Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 17.5    Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Secion 17.6    Expenses.

Borrower shall, within ten (10) Business Days of demand, pay Lender all reasonable, out-of-pocket costs and expenses incurred by Lender (including any Rating Agency costs, fees and expenses) in connection with: (a) the preparation, negotiation, execution and delivery of this Agreement and all of the other Loan Documents; (b) the administration of this Agreement and the other Loan Documents for the term of the Loan and any modifications and amendments, if any, of this Agreement or any of the other Loan Documents; (c) the processing of any Borrower requests made hereunder and under any of the other Loan Documents; (d) the enforcement of any remedies hereunder or under the other Loan Documents or the satisfaction by Lender of any of Borrower’s or Guarantor’s obligations under this Agreement and the other Loan Documents; (e) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; and (f) otherwise protecting Lender’s interests under this Agreement and any other Loan Document, including, without limitation, in connection with any “work-out” of the Loan or any bankruptcy, insolvency, receivership, reorganization, rehabilitation, liquidation or other similar proceeding in respect of Borrower, SPE Component Entity or Guarantor or an assignment by Borrower, SPE Component Entity or Guarantor for the benefit of its creditors (including, without limitation, any special servicing fees, “work-out” fees and/or liquidation fees, but excluding any monthly servicing fees). Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or Servicer. Borrower recognizes and agrees that formal written appraisals of the Property by a licensed independent appraiser may be required by Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Lender may, at its option, require inspection of the Property by an independent supervising architect and/or cost engineering specialist at least semiannually. Notwithstanding the foregoing, Borrower shall not be required to pay for any such appraisal unless an Event of Default occurs and is continuing or as otherwise required to determine the value of the Property after a Casualty or Condemnation. Any amounts payable to Lender pursuant to this Section 17.6 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.
Section 17.7    Cost of Enforcement.

In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes. Any amounts payable to Lender pursuant to this Section 17.7 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.
Section 17.8    Exhibits and Schedules Incorporated.

The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 17.9    Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 17.10    No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d)Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e)By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)    Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept the this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

Section 17.11    Publicity; Advertising.

(a)All news releases, publicity or advertising by Borrower, Guarantor or any Person directly or indirectly owned and/or Controlled by Sponsor through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld, conditioned or delayed; provided, however, that Borrower may issue a release stating that a financing has occurred which does not mention Lender, Wells Fargo, Citi or any of the material terms of the Loan (other than the amount of the Loan) without Lender’s prior written approval. Nothing contained in this Section 17.11 shall restrict Sponsor’s right to include information regarding the Loan and its terms in any securities filings, disclosures or information distributed to its shareholders.

(b)Lender and its affiliated entities, including, without limitation, Wells Fargo & Company and its subsidiaries, may publicly identify details of the Loan in their respective advertising and public communications of all kinds, including, but not limited to, press releases, direct mail, newspapers, magazines, journals, e-mail or internet advertising or communications, in each case, subject to the prior written approval of Borrower, not to be unreasonably withheld, conditioned or delayed. Such details shall be limited to (i) the name of the Property, (ii) a description of the size and location of the Property, (iii) the principal amount of the Loan, (iv) the Closing Date, (v) whether the interest rate of the Loan is fixed or floating, and (vi) the identities of Borrower and Guarantor.

Section 17.12    Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. Wherever the phrase “during the continuance of an Event of Default” or the like appears herein or in any other Loan Document, such phrase shall not mean or imply that Lender has any obligation to accept a cure of such Event of Default. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.
Section 17.13    Entire Agreement.

This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.
Section 17.14    Liability.

If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.
Section 17.15    Duplicate Originals; Counterparts.

This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
Section 17.16    Contribution

(a)    As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Lender against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b)    Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any state law.

(c)    In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.

(d)    For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its affiliates from extensions of credit made by Lenders to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lenders.

(e)    Each Borrower shall be liable to a Funding Borrower in an amount equal to the lesser of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)    In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)    Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)    No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under the Loan Documents.

(i)    To the extent permitted by applicable law, each Borrower waives the defenses below solely to the extent such defenses are available to any Borrower in its capacity as a surety or guarantor of the Debt, and not as a direct obligor hereunder or under the other Loan Documents:

(i)any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(ii)any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;

(iii)any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv)any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v)any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(vi)presentment, demand, protest and notice of any kind;

(vii)any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii)any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(ix)any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x)    any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xi)    any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii)    any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(xiii)    any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv)    any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;

(xv)    all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower; and

(xvi)    all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (1) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (2) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

(j)    Each Borrower hereby waives each of the following:

(i)    Any rights of Borrower of subrogation, reimbursement, indemnification, and/or contribution against the other Borrower or any other person or entity, and any other rights and defenses that are or may become available to such Borrower or any other person or entity by reasons of Sections 2787-2855, inclusive of the California Civil Code;

(ii)    Any rights or defenses that may be available by reason of any election of remedies by Lender (including, without limitation, any such election which in any manner impairs, effects, reduces, releases, destroys or extinguishes such Borrower’s subrogation rights, rights to proceed against Borrower for reimbursement, or any other rights of such Borrower to proceed against any other person, entity or security, including but not limited to any defense based upon an election of remedies by Lender under the provisions of Section 580(d) of the California Code of Civil Procedure or any similar law of California or of any other State or of the United Sates); and

(iii)    Any rights or defenses such Borrower may have because the obligations hereunder and under the other Loan Documents are secured by real property or any estate for years. These rights or defenses include, but are not limited to, any rights or defenses that are based upon, directly or indirectly, the application of Section 580(a), Section 580(b), Section 580(d) or Section 726 of the California Code of Civil Procedure to the such obligations.

The provisions of this subsection (iii) mean, among other things:
(x)    Lender may collect from any Borrower without first foreclosing on any real or personal property collateral pledged by Borrower for the Debt; and
(y)    If Lender forecloses on real property collateral pledged by Borrower:
The obligations hereunder may be reduced only by the price for which such real property collateral is sold at the foreclosure sale even if such real property collateral is worth more than the sale price, and the Lender may collect from such Borrower even if the Lender, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from the other Borrower.
Further, the provisions of this Agreement constitute an unconditional and irrevocable waiver of any rights and defenses Borrower may have because such obligations are secured by real property. These rights and defenses, include, but are not limited to, any rights or defenses based upon Section 580(a), Section 580(b), Section 580(d) or Section 726 of the California Code of Civil Procedure.)).
[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER: 333 SOUTH HOPE CO. LLC, a Delaware limited liability company By: /s/ JASON KIRSCHNER Name: Jason Kirschner Title: Vice President, Finance

333 SOUTH HOPE PLANT LLC, a Delaware limited liability company By: /s/ JASON KIRSCHNER Name: Jason Kirschner Title: Vice President, Finance

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Loan Agreement – Signature Page

LENDER: WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ JEFFREY L. CIRILLO Name: Jeffrey L. Cirillo Title: Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Loan Agreement – Signature Page

LENDER: CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation By: /s/ RICHARD W. SIMPSON Name: Richard W. Simpson Title: Authorized Signatory

Loan Agreement – Signature Page

EXHIBIT A
ADDITIONAL DEFINITIONS
“Debt Service Coverage Ratio” shall mean as of the last day of the calendar month immediately preceding the applicable date of calculation, the quotient obtained by dividing (1) the Adjusted Net Cash Flow by (2) the sum of (x) the aggregate interest-only payments projected to be due and payable under the Note over the twelve (12) month period subsequent to the date of calculation plus (y) the aggregate principal, if any, and interest payment projected to be due and payable under the Permitted Mezzanine Financing, if any, over the twelve (12) month period subsequent to the date of calculation. Borrower shall deliver to Lender such information as is reasonably required for Lender to make all applicable calculations. Lender’s calculation of the Debt Service Coverage Ratio, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.
“Debt Yield” shall mean, as of the last day of the calendar month immediately preceding the applicable date of determination, the quotient (expressed as a percentage) obtained by dividing (a) Adjusted Net Cash Flow as of such date by (b) the sum of (i) the outstanding principal amount of the Loan as of such date plus (ii) the outstanding principal amount of the Permitted Mezzanine financing as of such date. Lender’s calculation of the Debt Yield, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

“Adjusted Net Cash Flow” shall mean Underwritten NOI minus (a) normalized tenant improvement and leasing commission expenditures equal to $1.00 per square foot per annum, and (b) normalized capital improvements equal to $0.20 per square foot per annum.

“Underwritten NOI” shall mean Underwritten EGI minus Underwritten Operating Expenses.

INCOME
“Underwritten EGI” shall mean Net Rental Income plus Other Income minus Bad Debt and Rent Concessions.
“Net Rental Income” shall mean Gross Potential Rent plus Expense Reimbursements minus Vacancy Deduction plus Percentage Rent.
“Gross Potential Rent” shall mean gross potential rent, computed in accordance with accounting principles reasonably acceptable to Lender, based on the most recent rent roll annualized, which should include (a) effective rent for space leased pursuant to valid Leases (the “In-Place Tenants”), provided that (i) to the extent a particular tenant is either in a scheduled rent concession period at the time of determination or has a rent concession period scheduled in the future, such tenant’s annualized rent, including, without limitation, contractual parking rent, may be adjusted by Lender in its reasonable discretion to reflect a normalized annualized amount unless no future rent is scheduled to be received from such tenant in which case no rent will be included for such tenant, (ii) effective rent shall also include rental increases for In-Place Tenants (other than the Specified Tenant (defined below)) pursuant to Leases through and including

August 1, 2015 and (iii) with respect to the Lease with Bank of America, N.A. (the “Specified Tenant”), effective rent shall be further adjusted by Lender to include the average base rent for such Specified Tenant calculated based upon the effective rent over the remaining applicable Lease term) and (b) market rents for vacant space. Gross Potential Rent will not include potential rent by or on behalf of any tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction.
“Expense Reimbursements” shall mean expense reimbursements as determined from the most recent operating statement, to the extent deemed recurring and sustainable, determined on a trailing 12-month basis (which should include actual expense reimbursements for occupied space and market expense reimbursements for vacant space and newly-leased space); provided, however, (i) that total Expense Reimbursements cannot exceed one hundred percent (100%) of Borrower’s actual Operating Expenses and (ii) the following shall not be included as Expense Reimbursements: any expense reimbursements from Tenants relating to any national or regional marketing expenses allocated to the Property; any extraordinary non-recurring expenses; any bank charges; any corporate overhead costs allocated or charged to the Property (such as information technology and legal and marketing costs associated with leasing of space at the Property); bad debts relating to the current accounting period; and any audit and other fees associated with the Loan.
“Vacancy Deduction” shall be determined by multiplying Gross Potential Rent and Expense Reimbursements by the greatest of (a) the actual vacancy at the Property at the time of determination, and (b) an imputed vacancy rate of 5%.
“Percentage Rent” shall mean percentage rent as determined from the most recent operating statement, to the extent deemed recurring and sustainable, determined on a trailing 12-month basis.
“Other Income” shall mean all other applicable income as determined from the most recent operating statement for the Property at the time of determination, to the extent such income is deemed recurring and sustainable, determined on a trailing 12-month basis, computed in accordance with accounting principles reasonably acceptable to Lender, including, without limitation (and without duplication), parking income, cellular tower income, vending income and other similar items. Notwithstanding the foregoing, Other Income will not include Insurance Proceeds (other than proceeds of rent loss, business interruption or other similar insurance allocable to the applicable period); Condemnation Proceeds (other than Condemnation Proceeds arising from a temporary taking or the use and occupancy of all or part of the applicable Property allocable to the applicable period); proceeds of any financing; proceeds of any sale, exchange or transfer of the Property or any part thereof or interest therein (including proceeds of any sales of furniture, fixtures and equipment); capital contributions or loans to Borrower or an Affiliate of Borrower; any item of income otherwise includable in Other Income but paid directly by any tenant to a Person other than Borrower; any other extraordinary, non-recurring revenues; payments paid by or on behalf of any tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction; payments paid by or on behalf of any tenant under a Lease in whole or partial consideration for the termination of any Lease; sales tax rebates from any Governmental Authority; sales, use and occupancy taxes on receipts required to be accounted for by Borrower to any Governmental Authority; refunds and uncollectible accounts; interest income from any source; unforfeited Security Deposits, utility and other similar deposits; income from tenants not paying rent; or any disbursements to Borrower from the Reserve Funds.
“Bad Debt” shall mean debt that remains uncollectible after reasonable efforts have been exhausted to collect the debt. Bad Debt will be determined on a trailing 12-month basis.
“Rent Concessions” shall mean any remaining rent concessions for the Leases used to determine Gross Potential Rent (other than any concessions already accounted for in the determination of Gross Potential Rent above) to the extent such rent concessions relate to the forward 12-month period at the time of determination.
EXPENSE
“Underwritten Operating Expenses” shall mean projected annualized Operating Expenses based on a trailing 12-month period adjusted upwards or downwards in Lender’s reasonable discretion by anticipated changes in Operating Expenses.
“Operating Expenses” shall mean all expenses, computed in accordance with accounting principles reasonably acceptable to Lender, of whatever kind and from whatever source, relating to the ownership, operation, repair, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, without limitation (and without duplication): Taxes (based on the most current bill annualized, subject to adjustment by Lender to take into account any change in assessment that has not yet been reflected in the most current tax bill); Insurance Premiums (based on the most current premium annualized); management fees (whether or not actually paid) equal to the greater of the actual management fees or 3% of Underwritten EGI; costs attributable to the ordinary operation, repair and maintenance of the Improvements; common area maintenance costs; advertising and marketing expenses; professional fees; license fees; general and administrative costs and expenses; utilities; payroll, benefits and related taxes and expenses; janitorial expenses; computer processing charges; operating equipment or other lease payments as approved by Lender; ground lease payments; bond assessments; and other similar costs and expenses; in each instance, unless otherwise noted, only to the extent actually paid for by Borrower (the foregoing expenses being referred to herein as “Actual Operating Expenses”). Notwithstanding the foregoing, Operating Expenses shall not include debt service (including principal, interest, impounds and other reserves), capital expenditures, tenant improvement costs, leasing commissions or other expenses which are paid from escrows required by the Loan Documents; any payment or expense for which Borrower was or is to be reimbursed from proceeds of the loan or insurance or by any third party; federal, state or local income taxes; any non-cash charges such as depreciation and amortization; any item of expense otherwise includable in Operating Expenses which is paid directly by any tenant except real estate taxes paid directly to any taxing authority by any tenant; any national or regional marketing expenses allocated to the Property; any extraordinary non-recurring expenses; any bank charges; any corporate overhead costs allocated or charged to the Property (such as information technology and legal and marketing costs associated with leasing of space at the Property); bad debts relating to the current accounting period; and any audit and other fees associated with the Loan.
In making the calculations described herein, applicable line items may be adjusted by Lender in its reasonable discretion (a) to accurately reflect the amounts of any extraordinary non-recurring items in the relevant period and to reflect on a pro rata basis those items on an annual or semi-annual basis and (b) to reflect Leases (and projected changes to the applicable line items above) which are either (i) anticipated to terminate within the 90 days of the date of calculation or (ii) executed with creditworthy tenants with rent commencement dates scheduled to occur within 90 days of the date of calculation.

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